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As filed with the Securities and Exchange Commission on April 21, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Equity Investment Life Holding Company
(Exact Name of Registrant as Specified in Charter)

Iowa (State or Other Jurisdiction of Incorporation or Organization)	42-1447959 (I.R.S. Employer Identification Number)

5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266
(515) 221-0002
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants' Principal Executive Offices)

David J. Noble
Chairman, Chief Executive Officer, President and Treasurer
5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266
(515) 221-0002
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William R. Kunkel
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois
(312) 407-0700

        Approximate date of commencement of proposed sale to the public: From time to time following the effectiveness of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securitied and Exchange Commission is effective. This Prospectus is not an offer to sell thse securities and is not soliciting an offer to by these securities in any jurisdiction where the offer or sale is not permited.

Subject To Completion, Dated April 21, 2005

PROSPECTUS

$260,000,000

American Equity
Investment Life Holding Company

$250,000,000 5.25% Contingent Convertible Senior Notes due 2024
$10,000,000 Series B 5.25% Contingent Convertible Senior Notes due 2024

        This prospectus covers resales by holders from time to time of our 5.25% Contingent Convertible Senior Notes due 2024, or the "Initial Notes," our Series B 5.25% Contingent Convertible Senior Notes due 2024, or the "Additional Notes" and together with the Initial Notes, the "notes," and shares of our common stock into which the notes are convertible. The Initial Notes and the Additional Notes constitute separate series of securities under the indenture governing the notes and, accordingly, each series of notes has been assigned a different CUSIP number and the holders of each series constitute a separate class under the indenture. In addition, the Initial Notes and the Additional Notes were sold at different issue prices and thus each series has a different projected payment schedule pursuant to which interest is deemed to accrue for U.S. federal income tax purposes.

        We will not receive any proceeds from the resale of the notes or the shares of common stock issuable upon their conversion. The notes are convertible, at your option, prior to the maturity date into cash and shares of our common stock in the following circumstances:

  •
  during any fiscal quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price of the notes in effect on that 30th trading day;

  •
  if we have called the particular notes for redemption and the redemption has not yet occurred; or

  •
  upon the occurrence of specified corporate transactions.

        Holders may convert any outstanding notes into cash and shares of our common stock at an initial Conversion Price per share of $14.47. This represents a Conversion Rate of approximately 69.1085 shares of common stock per $1,000 principal amount of notes. Subject to certain exceptions described in "Description of the Notes," at the time notes are tendered for conversion, the value (the "Conversion Value") of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount of the notes will be determined by multiplying the Conversion Rate by the Ten Day Average Closing Stock Price, which equals the average of the closing prices per share of our common stock on the New York Stock Exchange on the ten consecutive trading days beginning on the second trading day following the day the notes are submitted for conversion. We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted or (b) the aggregate principal amount of the notes to be converted, (2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in shares (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount") and (3) an amount in cash in lieu of fractional shares of common stock. We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price, rounded down to the nearest whole share. Our common stock is listed on the New York Stock Exchange under the symbol "AEL." On April 4, 2005, the reported last sale price of our common stock was $12.46 per share.

        The notes bear interest at a rate of 5.25% per annum. Interest on the notes is payable semi annually in arrears on June 6 and December 6 of each year, beginning on June 6, 2005. In addition to regular interest on a series of notes, beginning with the six-month interest period ending June 6, 2012, we will also pay contingent interest during any six-month interest period in which the average trading price per $1,000 principal amount of a series of notes for the five-day trading period ending on the third day immediately preceding the first day of such six-month interest period equals 120% or more of the principal amount of such series of notes. During any interest period in which contingent interest shall be payable, the contingent interest payable on the series of notes will equal 0.50% per annum based on such average trading price.

        The notes mature on December 6, 2024. We may redeem some or all of the notes at any time or from time to time on or after December 15, 2011, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of redemption, payable in cash. Holders may require us to repurchase all or a portion of their notes on December 15, 2011, 2014 and 2019 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase, payable in cash. Upon a change in control, as defined in the indenture governing the notes, holders will have the right to require us to repurchase all or a portion of their notes for a period of time after the change of control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase, payable in cash.

        The notes are our senior unsecured obligations and each series ranks equally in right of payment with the other series and any of our other existing and future senior indebtedness and senior to any existing and future subordinated indebtedness. The notes rank junior in right of payment to any existing and future secured indebtedness to the extent of the value of the assets securing such secured indebtedness. The notes are structurally subordinated to all liabilities of our subsidiaries.

        Prior to the offering, the notes were eligible for trading in The PortalSM Market of the Nasdaq Stock Market, Inc. The notes sold by means of this prospectus are not expected to remain eligible for trading on the The PortalSM Market. We do not intend to list the notes for trading on any national securities exchange or the Nasdaq National Market.

Investing in the notes and our common stock issuable upon their conversion involves risks.
See "Risk Factors" beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2005.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	ii
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
SUMMARY	1
RISK FACTORS	7
USE OF PROCEEDS	22
RATIO OF EARNINGS TO FIXED CHARGES	23
DESCRIPTION OF THE NOTES	24
DESCRIPTION OF CAPITAL STOCK	44
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	49
SELLING SECURITYHOLDERS	55
PLAN OF DISTRIBUTION	59
LEGAL MATTERS	61
EXPERTS	61

        In this prospectus, unless otherwise indicated, all references to "we," "us," "our," or "American Equity" refer to American Equity Investment Life Holding Company and, where applicable, our life insurance subsidiaries, American Equity Investment Life Insurance Company and American Equity Investment Life Insurance Company of New York. "American Equity Life" refers to our life insurance subsidiary American Equity Investment Life Insurance Company.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information. We provide a list of all documents we incorporate by reference in this prospectus under "Incorporation of Certain Documents by Reference" below.

        You may read and copy the information that we incorporate by reference in this prospectus as well as other reports, proxy statements and other information that we file with the SEC at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the SEC.

        You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Neither the notes nor any shares of common stock issuable upon conversion of the notes are being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the SEC.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC's website or at the

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SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Rather than include certain information in this prospectus that we have already included in documents filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus. Accordingly, we incorporate by reference the following document filed with the SEC by us:

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  Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 14, 2005, and the amendment thereto on Form 10-K/A, filed on March 28, 2005; and

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  Our Current Report on Form 8-K, dated March 31, 2005, filed on April 6, 2005.

        We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in such future filings deemed, under SEC rules, not to have been filed) after the date of this prospectus and until all of the notes to which this prospectus relates are sold or the offering is otherwise terminated.

        The information incorporated by reference in this prospectus is an important part of this prospectus. Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement that is modified or superceded shall not, except as so modified or superceded, constitute a part of this prospectus.

        You may request a copy of the filings which we incorporate by reference, at no cost, by writing or telephoning us as follows: American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, Attention: Shareholder Relations, (515) 221-0002. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, trend analyses and other information contained in this prospectus and elsewhere (such as in filings by us with the SEC, press releases, presentations by us or our management or oral statements) relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions, constitute forward-looking statements. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements.

ii

        Factors that could contribute to these differences include, among other things:

  •
  general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may effect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated therewith, the market value of our investments and the lapse rate and profitability of policies;

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  customer response to new products and marketing initiatives;

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  changes in the Federal income tax laws and regulations which may affect the relative income tax advantages of our products;

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  increasing competition in the sale of annuities;

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  regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of products; and

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  the other risks or uncertainties detailed throughout this prospectus, including the factors discussed in the section of this prospectus entitled "Risk Factors."

        You should not place undue reliance on any forward-looking statements. Forward-looking information is intended to reflect opinions as of the date of this prospectus. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

iii

SUMMARY

        The following summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information contained and incorporated by reference in this prospectus, including the information set forth under "Risk Factors," as well as the more detailed financial information, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this prospectus, before making an investment decision.

American Equity Investment Life Holding Company

        We are a full service underwriter of a broad line of annuity and insurance products. We develop, market, issue and administer these annuities and life insurance products through our life insurance subsidiaries, American Equity Investment Life Insurance Company and American Equity Investment Life Insurance Company of New York. Our business consists primarily of the sale of fixed rate and index annuities and, accordingly, we have only one business segment. Our business strategy is to focus on our annuity business and earn relatively predictable returns by managing investment spreads and investment risk. We are currently licensed to sell our products in 48 states and the District of Columbia.

        We were incorporated in the State of Delaware on December 15, 1995, and reincorporated in the State of Iowa on January 7, 1998. Our executive offices are located at 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266, and our telephone number is (515) 221-0002. Our web site address is www.american-equity.com. Information contained on our website is not incorporated by reference in and does not constitute a part of this prospectus.

The Offering

Issuer	American Equity Investment Life Holding Company
Securities Offered
$250.0 million aggregate principal amount of 5.25% Contingent Convertible Senior Notes Due 2024 (the "Initial Notes"), $10.0 million aggregate principal amount of Series B 5.25% Contingent Convertible Senior Notes Due 2024 (the "Additional Notes" and together with the Initial Notes, the "notes") and shares of our common stock issuable upon conversion of the notes. The Initial Notes and the Additional Notes constitute separate series of securities under the indenture governing the notes and, accordingly, each series of notes has been assigned a different CUSIP number and the holders of each series constitute a separate class under the indenture.
Maturity	December 6, 2024.
Ranking
The notes are our senior unsecured obligations and each series ranks equally in right of payment with the other series and any of our other existing and future senior indebtedness and senior to any existing and future subordinated indebtedness. The notes rank junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such secured indebtedness. As of December 31, 2004, we had no senior unsecured indebtedness other than the notes, no secured indebtedness and $173.6 million of subordinated indebtedness, which ranks junior in right of payment to the notes. In addition, the notes are effectively subordinate to all liabilities, including policyholder liabilities, trade payables, lease obligations and liquidation preference on any preferred stock, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2004, our subsidiaries had total liabilities of approximately $10.4 billion (including policy benefit reserves of approximately $9.8 billion).
Interest Rate and Payment Dates	The notes bear interest at an annual rate equal to 5.25%. Interest is payable semi-annually in arrears on June 6 and December 6 of each year, each an interest payment date, beginning June 6, 2005.
Contingent Interest
In addition to regular interest on a series of notes, beginning with the six-month interest period ending June 6, 2012, we will also pay contingent interest during any six-month interest period in which the average trading price per $1,000 principal amount of a series of notes for the five-day trading period ending on the third day immediately preceding the first day of such six-month interest period equals 120% or more of the principal amount of such series of notes.

During any interest period in which contingent interest shall be payable on a series of notes, the contingent interest payable per $1,000 principal amount of such series of notes will equal 0.50% per annum of the average trading price of $1,000 principal amount of such series of notes during the five trading day measuring period ending on the third day immediately preceding the applicable six-month interest period used to determine whether contingent interest must be paid.
Conversion Rights	Holders may surrender notes for conversion into cash and shares of our common stock on or prior to the maturity date only in the following circumstances:
•
during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price in effect on that 30th trading day;
	•	if we have called the particular notes for redemption and the redemption has not yet occurred; or
	•	upon the occurrence of specified corporate transactions described under "Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions."

Upon the occurrence of any of the circumstances described above, holders may convert any outstanding notes into cash and shares of our common stock at an initial "Conversion Price" per share of $14.47. This represents a "Conversion Rate" of approximately 69.1085 shares of common stock per $1,000 principal amount of notes. Subject to certain exceptions described in "Description of the Notes," once notes are tendered for conversion, the value (the "Conversion Value") of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount of the notes will be determined by multiplying the Conversion Rate by the Ten Day Average Closing Stock Price (as defined below). We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted, (2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"), and (3) an amount in cash in lieu of any fractional shares of common stock. We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price, rounded down to the nearest whole share. The Ten Day Average Closing Stock Price will be the average of the closing per share prices of our common stock on the New York Stock Exchange on the ten consecutive trading days beginning on the second trading day following the day the notes are submitted for conversion.
The Conversion Price will be subject to adjustment in certain circumstances. See "Description of the Notes—Conversion Rights—Conversion Price Adjustments."

If you elect to convert your notes in connection with certain corporate transactions that occur on or prior to December 15, 2011 that constitute a "change in control," other than a change in control relating to the composition of our board of directors, we will decrease the Conversion Price to increase the Conversion Rate by a number of shares of common stock. See "Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions."

If we declare a cash dividend or cash distribution above a specified amount (the "dividend threshold amount") to all of the holders of our common stock, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:
(Pre-Dividend Sale Price-Dividend Adjustment Amount) (Pre-Dividend Sale Price)
"Pre-Dividend Sale Price" means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution.

"Dividend Adjustment Amount" means the difference between the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock and the dividend threshold amount.

The "common stock price" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the New York Stock Exchange or such other principal United States securities exchange on which our common stock is then traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by The Nasdaq System.
A "trading day" means any regular or abbreviated trading day of The New York Stock Exchange.

Upon conversion of the notes, the holder will not receive any additional cash payment representing accrued and unpaid interest, including contingent interest or liquidated damages, if any.
See "Description of the Notes—Conversion Rights."
Optional Redemption
We cannot redeem the notes before December 15, 2011. We may redeem some or all of the notes at any time or from time to time on or after December 15, 2011, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of redemption, payable in cash. See "Description of the Notes—Optional Redemption of the Notes."
Repurchase of Notes at the Option of the Holder
Holders may require us to repurchase all or a portion of their notes on December 15, 2011, 2014 and 2019 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase, payable in cash. See "Description of the Notes—Repurchase of Notes at the Option of the Holder."
Change in Control
If a change in control, as that term is defined in "Description of the Notes—Right to Require Repurchase of Notes Upon a Change in Control," occurs, holders will have the right to require us to repurchase all or a portion of their notes for a period of time after the change in control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase, payable in cash.
Sinking Fund	None.
Registration Rights
Pursuant to a registration rights agreement with the initial purchasers of each series of notes, we have filed a shelf registration statement with the SEC with respect to resales of the notes and the shares of our common stock issuable upon conversion of the notes. This prospectus constitutes a part of that registration statement. We filed the registration statement solely to permit the resale of notes and shares of common stock issued upon conversion of those notes, and investors who purchase notes or shares of common stock from selling securityholders in this offering will not be entitled to any registration rights under the registration rights agreement. In addition, under the registration rights agreement, selling securityholders may be required to discontinue the sale or other disposition of notes and shares of common stock issued upon conversion of notes pursuant to the shelf registration statement and to discontinue the use of this prospectus under certain circumstances specified in the registration rights agreement.

Use of Proceeds
The selling securityholders will receive all of the net proceeds from the sale of the notes or shares of common stock issued upon conversion of the notes. We will not receive any of the proceeds from the sale of any of these securities.
Form of the Notes
The notes are in book-entry form and represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the securities are shown on, and transfers of those beneficial interests are effected only through, records maintained by DTC and its participants. See "Description of Notes—Book-Entry System."
Certain U.S. Federal Income Tax Consequences
We and each holder of the notes agreed in the indenture governing the notes to treat the notes, for U.S. federal income tax purposes, as "contingent payment debt instruments" and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments. Under such regulations, even if we do not pay any contingent interest on the notes, a U.S. holder (as defined below under "Certain U.S. Federal Income Tax Consequences") of a note will be required to include interest in its gross income for U.S. federal income tax purposes at a rate of 8%, compounded semi-annually, regardless of whether such owner uses the cash or accrual method of tax accounting. Accordingly, each U.S. holder will recognize taxable income significantly in excess of cash received on the notes while they are outstanding. In addition, any gain recognized by a holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income by the holder and, thereafter, capital loss. Prospective holders are urged to consult their tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the notes and common stock into which the notes are convertible. See "Certain U.S. Federal Income Tax Consequences."
Risk Factors	See "Risk Factors" and the other information in, and incorporated by reference into, this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.
Trading
There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes currently trade in the PORTAL Market. However, once the notes are sold under this prospectus, those notes will no longer trade in the PORTAL Market. No assurance can be given that a trading market for the notes will exist or as to the liquidity of any trading market for the notes that may exist.
Listing of Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol "AEL."

RISK FACTORS

        An investment in the securities offered by this prospectus involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference into this prospectus before deciding to invest in the notes. If any of the following risks develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of your notes or shares of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

We face competition from companies that have greater financial resources, broader arrays of products, higher ratings and stronger financial performance, which may impair our ability to retain existing customers, attract new customers and maintain our profitability and financial strength.

        We operate in a highly competitive industry. Many of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships. Our annuity products compete with index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers. Our insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and commission structures. While we compete with numerous other companies, we view the following as our most significant competitors:

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  Allianz Life Insurance of North America;

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  Midland National Life Insurance Company;

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  AmerUs Group Co.;

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  Fidelity & Guaranty Life Insurance Company; and

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  ING USA Annuity & Life Insurance Company.

        Our ability to compete depends in part on product pricing which is driven by our investment performance. We will not be able to accumulate and retain assets under management for our products if our investment results underperform the market or the competition, since such underperformance likely would result in asset withdrawals and reduced sales.

        We compete for distribution sources for our products. We believe that our success in competing for distributors depends on factors such as our financial strength, the services we provide to, and the relationships we develop with, these distributors and offering competitive commission structures. Our distributors are generally free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive. If our products or services fall short of distributors' needs, we may not be able to establish and maintain satisfactory relationships with distributors of our annuity and life insurance products. Our ability to compete in the past has also depended in part on our ability to develop innovative new products and bring them to market more quickly than our competitors. In order for us to compete in the future, we will need to continue to bring innovative products to market in a timely fashion. Otherwise, our revenues and profitability could suffer.

        National banks, with pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, prior legislation had limited the ability of banks to engage in securities-related businesses and had restricted banks from being affiliated with insurance companies. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of our products by substantially increasing the number and financial strength of our potential competitors.

General economic conditions, including changing interest rates and market volatility, affect both the risks and the returns on both our products and our investment portfolio.

        The market value of our investments and our investment performance, including yields and realization of gains or losses, may vary depending on economic and market conditions. Such conditions include the shape of the yield curve, the level of interest rates and recognized equity and bond indices, including, without limitation, the S&P 500 Index®, the Dow Jones IndexSM and the NASDAQ-100 Index® (the "Indices"). Interest rate risk is our primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can materially and adversely affect the profitability of our products, our ability to earn predictable returns, the market value of our investments and the reported value of stockholders' equity.

        From time to time, for business or regulatory reasons, we may be required to sell certain of our investments at a time when their market value is less than the carrying value of these investments. Rising interest rates may cause declines in the value of our fixed maturity securities. With respect to our available for sale fixed maturity securities, such declines (net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs and deferred sales inducements) reduce our reported stockholders' equity and book value per share. We have a portfolio of held for investment securities which consists principally of long duration bonds issued by U.S. government agencies, the value of which is also sensitive to interest rate changes.

        We may also have difficulty selling our commercial mortgage loans because they are less liquid than our publicly traded securities. As of December 31, 2004, our commercial mortgage loans represented approximately 12% of the value of our invested assets. If we require significant amounts of cash on short notice, we may have difficulty selling these loans at attractive prices or in a timely manner, or both.

        A key component of our net income is the investment spread. A narrowing of investment spreads may adversely affect operating results. Although we have the right to adjust interest crediting rates (referred to as "participation," "asset fee" or "cap" rates for index annuities) on most products, changes to crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In general, our ability to lower crediting rates is subject to a minimum crediting rate filed with and approved by state regulators. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid the narrowing of spreads under certain market conditions. Our policy structure generally provides for resetting of policy crediting rates at least annually and imposes withdrawal penalties for withdrawals during the first three to 17 years a policy is in force.

        Our spreads may be compressed in declining interest rate environments. A substantial portion of our fixed income securities have call features and are subject to redemption currently or in the near future. We have reinvestment risk related to these redemptions to the extent we cannot reinvest the net proceeds in assets with credit quality and yield characteristics similar to or better than those of the redeemed bonds. As indicated above, we have a certain ability to mitigate this risk by lowering interest crediting rates subject to minimum crediting rates in the policy terms.

        Managing the investment spread on our index annuities is more complex than it is for fixed rate annuity products. Index products are credited with a percentage (known as the "participation rate") of gains in the Indices. Some of our index products have an annual asset fee which is deducted from the amount credited to the policy. In addition, caps are set on some products to limit the maximum amount which may be credited on a particular product. To fund the earnings to be credited to the index products, we purchase options on the Indices. The price of such options generally increases with increases in the volatility in the Indices and interest rates, which may either narrow the spread or cause us to lower participation rates. Thus, the volatility of the Indices adds an additional degree of uncertainty to the profitability of the index products. We attempt to mitigate this risk by resetting participation rates and asset fees annually and adjusting the applicable caps.

Our investment portfolio is also subject to credit quality risks which may diminish the value of our invested assets and affect our sales, profitability and reported book value per share.

        We are subject to the risk that the issuers of our fixed maturity securities and other debt securities (other than our U.S. agency securities), and borrowers on our commercial mortgages, will default on principal and interest payments, particularly if a major downturn in economic activity occurs. At December 31, 2004, 85% of our invested assets consisted of fixed maturity securities, of which 1% were below investment grade. At December 31, 2004, there were no delinquencies in our commercial mortgage loan portfolio. An increase in defaults on our fixed maturity securities and commercial mortgage loan portfolios could harm our financial strength and reduce our profitability. We use derivative instruments to fund the annual credits on our index annuities. We purchase derivative instruments, consisting primarily of one-year call options, from a number of counterparties. Our policy is to acquire such options only from counterparties rated A- or better by a nationally recognized rating agency. If, however, our counterparties fail to honor their obligations under the derivative instruments, we will have failed to provide for crediting to policyholders related to the appreciation in the applicable indices. Any such failure could harm our financial strength and reduce our profitability.

Our reinsurance program involves risks because we remain liable with respect to the liabilities ceded to reinsurers if the reinsurers fail to meet the obligations assumed by them.

        Our life insurance subsidiaries cede insurance to other insurance companies through reinsurance. In particular, American Equity Life has entered into two coinsurance agreements with Equitrust Life Insurance Company, or Equitrust, an affiliate of Farm Bureau Life Insurance Company, or Farm Bureau, covering 70% of certain of our fixed rate and index annuities issued from August 1, 2001 through December 31, 2001, 40% of those contracts for 2002 and 2003 and 20% of those contracts issued from January 1, 2004 to July 31, 2004, when the agreement was suspended by mutual consent of the parties. As a result of the suspension, new business is no longer ceded to Equitrust unless and until the parties mutually agree to resume the coinsurance of new business. At December 31, 2004, the aggregate policy benefit reserve transferred to Equitrust was approximately $2.1 billion. Equitrust has been assigned a financial strength rating of "A" by A.M. Best Company. We remain liable with respect to the policy liabilities ceded to Equitrust should it fail to meet the obligations assumed by it. As of December 31, 2004, Farm Bureau beneficially owned approximately 14.4% of our common stock.

        In addition, we have entered into other types of reinsurance transactions including indemnity and financial reinsurance. Should any of these reinsurers fail to meet the obligations assumed under such reinsurance, we remain liable with respect to the liabilities ceded.

We may experience volatility in net income due to accounting standards for derivatives.

        The Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS No. 133, which became effective for us on January 1, 2001. Under SFAS No. 133, as amended, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings. This impacts the items of revenue and expense we report on our index business as follows:

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  We must mark to market the purchased call options we use to fund the annual index credits on our index annuities based upon quoted market prices from related counterparties. We record the change in fair value of these options as a component of our revenues. Included within the change in fair value of the options is an element reflecting the time value of the options, which initially is their purchase cost declining to zero at the end of their one-year lives. The change in fair value of derivatives also includes proceeds received at expiration of the one-year option terms and gains or losses recognized upon early termination. For the years ended December 31, 2004, 2003 and 2002, the change in fair value of derivatives was $28.7 million, $52.5 million and $(57.8) million, respectively.

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  Under SFAS No. 133, the future annual index credits on our index annuities are treated as a "series of embedded derivatives" over the expected life of the applicable contracts. We are required to estimate the fair value of policy liabilities for index annuities, including the embedded derivatives, by valuing the "host" (or guaranteed) component of the liabilities and projecting (i) the expected index credits on the next policy anniversary dates and (ii) the net cost of annual options we will purchase in the future to fund index credits. Our estimates of the fair value of these embedded derivatives are based on assumptions related to underlying policy terms (including annual participation rates, asset fees, cap rates and minimum guarantees), index values, notional amounts, strike prices and expected lives of the policies. The change in fair value of embedded derivatives generally increases with increases in volatility in the Indices and interest rates. The change in fair value of the embedded derivatives will not correspond to the change in fair value of the purchased options because the purchased options are one-year options while the options valued in the fair value of embedded derivatives cover the expected life of the contracts which typically exceed 10 years. The change in fair value of embedded derivatives included in the consolidated statements of income was $(8.6) million, $66.8 million and $(5.0) million for the years ended December 31, 2004, 2003 and 2002, respectively.

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  We adjust the amortization of deferred policy acquisition costs and deferred sales inducements to reflect the impact of the two items discussed above. Amortization of deferred policy acquisition costs and deferred sales inducements increased by $6.4 million for the year ended December 31, 2004, decreased by $1.7 million for the year ended December 31, 2003 and increased by $1.4 million for the year ended December 31, 2002.

        The application of SFAS No. 133 in future periods to our index annuity business may cause substantial volatility in our reported net income.

If we do not manage our growth effectively, our financial performance could be adversely affected; our historical growth rates may not be indicative of our future growth.

        We have experienced rapid growth since our formation in December 1995. For the year ended December 31, 2004, our deposits from sales of new annuities before coinsurance were $2.0 billion ($1.8 billion net of coinsurance). Our work force has grown from approximately 65 employees and 4,000 independent agents as of December 31, 1997 to approximately 230 employees and 46,000 independent agents as of December 31, 2004. We intend to continue to grow by recruiting new independent agents, increasing the productivity of our existing agents, expanding our insurance distribution network, developing new products, expanding into new product lines, becoming licensed in all 50 states and continuing to develop new incentives for our sales agents. Future growth will impose significant added responsibilities on our management, including the need to identify, recruit, maintain and integrate additional employees, including management. There can be no assurance that we will be successful in expanding our business or that our systems, procedures and controls will be adequate to support our operations as they expand. In addition, due to our rapid growth and resulting increased size, it may be necessary to expand the scope of our investing activities to asset classes in which we historically have not invested or have not had significant exposure. If we are unable to adequately manage our investments in these classes, our financial condition or operating results in the future could be less favorable than in the past. Further, although recently deemphasized, we have utilized reinsurance in the past to support our growth. The future availability of reinsurance is uncertain. Our failure to manage growth effectively, or our inability to recruit, maintain and integrate additional qualified employees and independent agents, could have a material adverse effect on our business, financial condition or results of operations. In addition, due to our rapid growth, our historical growth rates are not likely to accurately reflect our future growth rates or our growth potential. We cannot assure you that our future revenues will increase or that we will continue to be profitable.

We must retain and attract key employees or else we may not grow or be successful.

        We are dependent upon our executive management for the operation and development of our business. Our executive management team includes:

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  David J. Noble, Chairman, Chief Executive Officer, President and Treasurer;\

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  John M. Matovina, Vice Chairman;

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  Kevin R. Wingert, President of American Equity Life;

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  James R. Gerlach, Executive Vice President;

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  Terry A. Reimer, Executive Vice President;

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  Debra J. Richardson, Senior Vice President; and

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  Wendy L. Carlson, General Counsel and Chief Financial Officer.

        Although we have change in control agreements with members of our executive management team, we do not have employment contracts with any of the members of our executive management team. Although none of our executive management team has indicated that they intend to terminate their employment with us, there can be no assurance that these employees will remain with us for any particular period of time. Also, we do not maintain "key person" life insurance for any of our personnel.

If we are unable to attract and retain national marketing organizations and independent agents, sales of our products may be reduced.

        We distribute our annuity products through a variable cost distribution network which included over 70 national marketing organizations and approximately 46,000 independent agents as of December 31, 2004. We must attract and retain such marketers and agents to sell our products. Insurance companies compete vigorously for productive agents. We compete with other life insurance companies for marketers and agents primarily on the basis of our financial position, support services, compensation and product features. Such marketers and agents may promote products offered by other life insurance companies that may offer a larger variety of products than we do. Our competitiveness for such marketers and agents also depends upon the long-term relationships we develop with them. If we are unable to attract and retain sufficient marketers and agents to sell our products, our ability to compete and our revenues would suffer.

We may require additional capital to support sustained future growth which may not be available when needed or may be available only on unfavorable terms.

        Our long-term strategic capital requirements will depend on many factors including the accumulated statutory earnings of our life insurance subsidiaries and the relationship between the statutory capital and surplus of our life insurance subsidiaries and (i) the rate of growth in sales of our products; and (ii) the levels of credit risk and/or interest rate risk in our invested assets. To support long-term capital requirements, we may need to increase or maintain the statutory capital and surplus of our life insurance subsidiaries through additional financings, which could include debt, equity, financial reinsurance and/or other surplus relief transactions. Such financings, if available at all, may be available only on terms that are not favorable to us. If we cannot maintain adequate capital, we may be required to limit growth in sales of new annuity products, and such action could adversely affect our business, financial condition or results of operations.

Changes in state and federal regulation may affect our profitability.

        We are subject to regulation under applicable insurance statutes, including insurance holding company statutes, in the various states in which our life insurance subsidiaries write insurance. Our life insurance subsidiaries are domiciled in New York and Iowa. We are currently licensed to sell our products in 48 states and the District of Columbia. Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies.

        Regulators oversee matters relating to trade practices, policy forms, claims practices, guaranty funds, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends.

        State insurance regulators and the National Association of Insurance Commissioners, or NAIC, continually reexamine existing laws and regulations, and may impose changes in the future.

        Our life insurance subsidiaries are subject to the NAIC's risk-based capital requirements which are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. Our life insurance subsidiaries also may be required, under solvency or guaranty laws of most states in which they do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies.

        Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. As increased scrutiny has been placed upon the insurance regulatory framework, a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state authority to regulate insurance companies and holding company systems. In addition, legislation has been introduced in Congress which could result in the federal government assuming some role in the regulation of the insurance industry. The regulatory framework at the state and federal level applicable to our insurance products is evolving. The changing regulatory framework could affect the design of such products and our ability to sell certain products. Any changes in these laws and regulations could materially and adversely affect our business, financial condition or results of operations.

        Recently, suits have been brought against, and guilty pleas accepted from, participants in the insurance industry alleging certain illegal actions by these participants. Although we do not do business with the parties to the suits or those pleading guilty, are not involved in the suits at all and do not believe that our business practices are of the same nature as those the suits allege to have occurred, we cannot be certain of what ultimate effect the suits, as well as any increased regulatory oversight that might result from the suits, might have on the insurance industry as a whole, and thus on our business.

Changes in federal income taxation laws, including recent reductions in individual income tax rates, may affect sales of our products and profitability.

        The annuity and life insurance products that we market generally provide the policyholder with certain federal income tax advantages. For example, federal income taxation on any increases in the contract values (i.e., the "inside build-up") of these products is deferred until it is received by the policyholder. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized. Additionally, life insurance death benefits are generally exempt from income tax.

        From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantages described above for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have an adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to an individual retirement account or other qualified retirement plan.

        In June 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 was enacted, which implemented a staged reduction in individual federal income tax rates that began in 2001. The enactment of the Jobs and Growth Tax Relief Reconciliation Act of 2003 accelerated such rate reductions. While the reduction in income tax rates is temporary (the pre-2001 rates will return in 2011), the present value of the tax deferred advantage of annuities and life insurance products is less, which might hinder our ability to sell such products and/or increase the rate at which our current policyholders surrender their policies.

We face risks relating to litigation, including the costs of such litigation, management distraction and the potential for damage awards, which may adversely impact our business.

        We are occasionally involved in litigation, both as a defendant and as a plaintiff. In addition, state regulatory bodies, such as state insurance departments, the SEC, the National Association of Securities Dealers, Inc., the Department of Labor, and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, the Employee Retirement Income Security Act of 1974, as amended, and laws governing the activities of broker-dealers. Companies in the life insurance and annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims. We are currently a defendant in several purported class action lawsuits filed in state courts alleging improper sales practices. In these lawsuits, the plaintiffs are seeking returns of premiums and other compensatory and punitive damages. We have reached a final settlement in one of these cases, the impact of which is expected to be immaterial. The class was certified as such incident to the settlement of the case. No class has been certified in any of the other pending cases at this time. Although we have denied all allegations in the lawsuits and intend to vigorously defend them, the lawsuits are in the early stages of litigation and neither the outcomes nor a range of possible outcomes can be determined at this time. While we do not believe that these lawsuits will have a material adverse effect on our business, financial condition or results of operations, there can be no assurance that such litigation, or any future litigation, will not have such an effect, whether financially, through distraction of our management or otherwise.

A downgrade in our credit or financial strength ratings will likely reduce the market value of the notes and may increase our future cost of capital and may reduce new sales, adversely affect relationships with distributors and increase policy surrenders and withdrawals.

        Currently, our senior unsecured indebtedness carries a bb+ rating from A.M. Best and a BB+ rating from Standard & Poor's. Our ability to maintain such ratings is dependent upon the results of operations of our subsidiaries and our financial strength. If we fail to preserve the strength of our balance sheet and to maintain a capital structure that rating agencies deem suitable, it could result in a downgrading of the ratings applicable to our senior unsecured indebtedness, including the notes. A downgrading would likely reduce the market value of the notes and may increase our future cost of capital.

        Financial strength ratings are important factors in establishing the competitive position of life insurance and annuity companies. A ratings downgrade, or the potential for a ratings downgrade, could have a number of adverse effects on our business. For example, distributors and sales agents for life insurance and annuity products use the ratings as one factor in determining which insurer's annuities to market. A ratings downgrade could cause those distributors and agents to seek alternative carriers. In addition, a ratings downgrade could materially increase the number of policy or contract surrenders we experience.

        Financial strength ratings generally involve quantitative and qualitative evaluations by rating agencies of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to agents, policyholders and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

        American Equity Life has received financial strength ratings of "B++" (Very Good) with a stable outlook from A.M. Best Company and "BBB+" with a stable outlook from Standard & Poor's. A.M. Best ratings currently range from "A++" (Superior) to "F" (In Liquidation), and include 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent), "A-" (Excellent), B++ (Very Good) and B+ (Very Good). Publications of A.M. Best indicate that the "B++" rating is assigned to those companies that, in A.M. Best's opinion, have demonstrated a good ability to meet their ongoing obligations to policyholders. Standard & Poor's insurer financial strength ratings currently range from "AAA" to "NR," and include 21 separate ratings categories. Within these categories, "AAA" and "AA" are the highest, followed by "A" and "BBB". Publications of Standard & Poor's indicate that an insurer rated "BBB" or higher is regarded as having strong financial security characteristics, but is somewhat more likely to be affected by adverse business conditions than are higher rated insurers.

        A.M. Best and Standard & Poor's review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. If our ratings were to be downgraded for any reason, we could experience a material decline in the sales of our products and the persistency of our existing business.

Risks Relating to an Investment in the Notes and Our Common Stock

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future unsubordinated, secured creditors.

        The notes are unsecured and therefore are effectively subordinated to all of our existing and future unsubordinated, secured indebtedness to the extent of the value of the assets securing such indebtedness. As a result, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our company, our assets will be available to satisfy obligations of our unsubordinated, secured debt before any payment may be made on the notes. To the extent that such assets cannot satisfy in full our unsubordinated, secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if the debt were issued by a subsidiary) with the notes. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the notes.

        As of December, 31, 2004, we had no senior unsecured indebtedness other than the notes, no secured indebtedness and $173.6 million of subordinated indebtedness, which ranks junior in right of payment to the notes.

The notes are junior to the indebtedness of our subsidiaries.

        The notes were issued by American Equity Investment Life Holding Company and are structurally subordinated to the existing and future claims of our subsidiaries' creditors. Holders of the notes are not creditors of our subsidiaries. Any claims of holders of the notes to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of our subsidiaries' creditors will generally have priority as to the assets of our subsidiaries over our own equity interest claims and will therefore have priority over the holders of the notes. Consequently, the notes are effectively subordinate to all liabilities, including policyholder liabilities, trade payables, lease obligations and liquidation preference on any preferred stock, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in future acquire or establish. Our subsidiaries' creditors may also include general creditors and taxing authorities.

        As of December 31, 2004, our subsidiaries had total liabilities of approximately $10.4 billion (including policy benefit reserves of approximately $9.8 billion).

We continue to have the ability to incur additional debt; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.

        The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. Although our line of credit facility contains restrictions on the incurrence of additional indebtedness and requires us to comply with specific financial ratios and tests, these provisions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these provisions could be substantial. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

Our ability to meet our payment obligations is dependent upon distributions from our subsidiaries, but our subsidiaries' ability to make distributions is limited by law and several contractual agreements.

        We are a holding company and, by virtue of our holding company structure, the notes in effect are junior in right of payment to all existing and future liabilities of our life insurance subsidiaries. Our principal assets are the shares of the capital stock and surplus notes of our life insurance subsidiaries and a note receivable from American Equity Investment Service Company, or the Service Company. As a holding company without independent means of generating operating revenues, we depend on dividends, interest on surplus notes, investment advisory fees and other payments from our life insurance subsidiaries to fund our obligations and meet our cash needs. We also receive principal and interest payments on our note receivable from the Service Company. For a more detailed description of our note receivable from the Service Company, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity of Parent Company" and note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004, as amended. See "Where You Can Find More Information."

        The transfer of funds by American Equity Life is restricted by certain covenants in our line of credit facility which, among other things, requires American Equity Life to maintain a minimum risk-based capital ratio of 200%. Under the most restrictive of these limitations, $60.9 million of our earned surplus at December 31, 2004 was available for distribution by American Equity Life to the parent company in the form of dividends or other distributions. As of December 31, 2004, there was no amount outstanding under the line of credit facility. However, in the future, we may incur indebtedness under the line of credit facility which restricts the transfer of funds by our life insurance subsidiaries.

        The payment of dividends or distributions, including surplus note payments, by our life insurance subsidiaries is subject to regulation by each subsidiary's state of domicile's insurance department. Our life insurance subsidiaries are domiciled in Iowa and New York. Currently, our life insurance subsidiaries may pay dividends or make other distributions without the prior approval of their state of domicile's insurance department, unless such payments, together with all other such payments within the preceding twelve months, exceed, in Iowa, the greater of, and in New York, the lesser of (1) the life insurance subsidiary's net gain from operations for the preceding calendar year, or (2) 10% of the life insurance subsidiary's statutory surplus at the preceding December 31. For 2005, up to approximately $60.9 million can be distributed as dividends or surplus note payments by American Equity Life without prior approval of the Iowa insurance department. In addition, dividends and surplus note payments may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities in the life insurance subsidiary's state of domicile. American Equity Life had approximately $114.6 million of earned surplus at December 31, 2004.

        In addition, our life insurance subsidiaries are subject to the NAIC's risk-based capital, or RBC, requirements set forth in the Risk-Based Capital for Insurers Model Act, or the Model Act. The main purpose of the Model Act is to provide a tool for insurance regulators to evaluate the capital of insurers relative to the risks assumed by them and determine whether there is a need for possible corrective action. U.S. insurers and reinsurers are required to report the results of their RBC calculations as part of the statutory annual statements filed with state insurance regulatory authorities.

        The Model Act provides for four different levels of regulatory actions, each of which may be triggered if an insurer's total adjusted capital, as defined in the Model Act, is less than a corresponding RBC requirement.

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  The company action level is triggered if an insurer's total adjusted capital is less than 200% of its authorized control level RBC, as defined in the Model Act. At the company action level, the insurer must submit a plan to the regulatory authority that discusses proposed corrective actions to improve its capital position.

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  The regulatory action level is triggered if an insurer's total adjusted capital is less than 150% of its authorized control level RBC. At the regulatory action level, the regulatory authority will perform a special examination of the insurer and issue an order specifying corrective actions that must be followed.

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  If an insurer's total adjusted capital is less than its authorized control level RBC, the regulatory authority is authorized (although not mandated) to take regulatory control of the insurer.

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  The mandatory control level is triggered if an insurer's total adjusted capital is less than 70% of its authorized control level RBC, and at that level the regulatory authority must take regulatory control of the insurer. Regulatory control may lead to rehabilitation or liquidation of an insurer.

        As of December 31, 2004, the total adjusted capital of our life insurance subsidiaries exceeded the company action level.

        Although we believe our current sources of funds provide adequate cash flow to us to meet our current and reasonably foreseeable future obligations, there can be no assurance that we will continue to have access to these sources in the future.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

        The conversion value that you will receive upon conversion of your notes is in part determined by the average of the closing prices per share of our common stock on the New York Stock Exchange for the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

We may be unable to repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.

        Upon a change in control, as defined in the indenture, and on December 15, 2011, 2014 and 2019, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a change in control, the cash due upon repurchases of the notes on December 15, 2011, 2014 and 2019 or the cash due upon conversion, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under our line of credit facility or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of the notes could result in an event of default under such agreements. Such other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the notes under certain circumstances. Our inability to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See "Description of the Notes—Repurchase of Notes at the Option of the Holder" and "—Right to Require Repurchase of Notes Upon a Change in Control."

        Upon an occurrence of a change of control, we may be required to offer to repay the notes and may be required to repay any other debt then outstanding. If a change in control were to occur, we may not have the financial resources available to repurchase all the notes for cash.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

        The price at which the notes are convertible into shares of common stock is subject to adjustment under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See "Description of the Notes—Conversion Rights—Conversion Price Adjustments." If the Conversion Price is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, holders of the notes would be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that they do not receive such distribution. In addition, non-U.S. holders (as defined in "Certain U.S. Federal Income Tax Consequences") of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements, which we may set off against cash payments of interest payable on the notes. Please read "Certain U.S. Federal Income Tax Consequences."

U.S. holders will recognize income for U.S. federal income tax purposes significantly in excess of current cash payments on the notes.

        We and each holder of the notes agreed in the indenture to treat the notes, for U.S. federal income tax purposes, as "contingent payment debt instruments." As a result of such treatment, U.S. holders (as defined below under "Certain U.S. Federal Income Tax Consequences") of the notes will be required to include interest in gross income significantly in excess of the stated interest on the notes. In addition, any gain recognized by a U.S. holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income by the holder and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments and, if our treatment is successfully challenged by the Internal Revenue Service, with respect to the series of notes you hold, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, or should have recognized capital gain or loss, rather than ordinary income or loss, upon the conversion or taxable disposition of such notes. Please read "Certain U.S. Federal Income Tax Consequences" below.

Our reported earnings per share may be more volatile because of the conversion provision of the notes.

        Holders of the notes are entitled to convert the notes prior to their maturity date into cash and shares of our common stock. The Financial Accounting Standards Board's Emerging Issues Task Force (EITF) has reached a final consensus on EITF No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share," that the dilutive impact of contingently convertible debt instruments should be included in diluted earnings per share upon issuance regardless of whether the conversion contingency has been met. EITF No. 04-8 is effective for reporting periods ending after December 15, 2004. Prior to EITF No. 04-8, the dilutive impact of contingently convertible debt instruments was excluded from diluted earnings per share unless and until the conversion contingency was met. Until our common stock price exceeds the Conversion Price, inclusion of the shares of our common stock underlying the notes in the calculation of diluted earnings per share will not be dilutive. Should our common stock price exceed the Conversion Price, diluted earnings per share would be expected to decrease as a result of including the underlying shares in the diluted earnings per share calculation. Volatility in our common stock price could cause this contingency to be met in one quarter and not in a subsequent quarter, increasing the volatility of diluted earnings per share.

There is no public market for the notes, so if an active trading market does not develop for the notes you may not be able to resell them.

        There is no public market for the notes, we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system and we cannot assure you that an active trading market will ever develop for the notes. The notes currently trade on The PORTALSM Market, however, once notes are sold under this prospectus, those notes will no longer trade on The PORTALSM Market.

        There can be no assurance that any market for the notes will develop or, if one does develop, that it will be maintained. The lack of a trading market could adversely affect your ability to sell the notes and the price at which you may be able to sell the notes. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, the shares of common stock issuable upon conversion of the notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

        The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for you to resell the notes or the shares of our common stock issuable upon conversion of the notes when you want or at prices you find attractive.

        The price of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

        The market price of our common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

  •
  actual or anticipated fluctuations in our operating results;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  the operating and stock performance of our competitors;

  •
  announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  changes in interest rates;

  •
  general domestic or international economic, market and political conditions;

  •
  additions or departures of key personnel; and

  •
  future sales of our common stock.

        In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Future sales of our common stock or equity-related securities in the public market, including sales of our common stock in short sales transactions by purchasers of the notes, could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

        Sales of significant amounts of our common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, including sales of our common stock in short sales transactions by purchasers of the notes, will have on the trading price of our common stock or the value of the notes.

Anti-takeover provisions affecting us could make it difficult for a third party to acquire our company.

        Our articles of incorporation, as amended, our amended and restated bylaws and Iowa law contain anti-takeover provisions that could have the effect of delaying or preventing changes in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions without the concurrence of our management or board of directors. The provisions in our charter documents include the following:

  •
  our amended articles of incorporation and bylaws provide for a classified board of directors pursuant to which our directors are divided into three classes, with three-year staggered terms;

  •
  our amended articles of incorporation provide our board of directors the ability to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

  •
  our bylaws provide that shareholder action may be taken only at a special or regular meeting or by written consent signed by the holders of outstanding shares having not less than 90% of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted;

  •
  our bylaws limit our shareholders' ability to make proposals at shareholder meetings; and

  •
  our bylaws establish advance notice procedures for nominating candidates to our board of directors.

        We are subject to certain Iowa laws that could have similar effects. One of these laws, Section 490.1110 of the Iowa Business Corporation Act, prohibits us from engaging in a business combination with any interested shareholder for a period of three years from the date the person became an interested shareholder unless certain conditions are met.

        The foregoing provisions may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices of our common stock and, possibly, the notes, and also could limit the price that investors are willing to pay in the future for shares of our common stock and the notes.

Before conversion, holders of the notes will not be entitled to any shareholder rights, but will be subject to all changes affecting our shares.

        If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the Conversion Price, you will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our articles of incorporation or bylaws that requires shareholder approval, holders of notes will not be entitled to vote on the merger or amendment.

Our executive officers, directors and parties related to them, in the aggregate, control approximately 14% of our voting stock and may have the ability to control matters requiring shareholder approval, and another shareholder controls over 14% of our voting stock and may also have the ability to significantly influence matters requiring shareholder approval.

        Our executive officers, directors and parties related to them own a large enough stake in us to have an influence on the matters presented to shareholders. As a result, these shareholders may have the ability to control matters requiring shareholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of our assets, and the control of our management and affairs. One of our shareholders, Farm Bureau, owns approximately 14.4% of our voting stock and may have the ability to significantly influence matters requiring shareholder approval, including the matters listed above. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock. In addition, some of Farm Bureau's affiliates have entered into transactions with us and, as a result, Farm Bureau may have interests that are different from or in addition to its interest as a shareholder in our company. Farm Bureau may seek to use its position as a major shareholder to further those other interests.

USE OF PROCEEDS

        We will not receive any proceeds from the resale of the notes or shares of common stock offered by this prospectus. The selling securityholders will receive all of the net proceeds from the sale of the notes or shares of our common stock issued upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges. Earnings consist of income before income taxes, minority interests and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest expense on debt and the portion of operating leases that are representative of the interest factor. Interest expense includes interest incurred for credits to annuity account balances, imputed interest expense based upon estimated future payments to a company that acts as a national supervisory agent with responsibility for paying commissions to our agents, interest expense on notes payable, interest expense on subordinated debt, amounts due under repurchase agreements and other interest expense.

Ratio of Earnings to Fixed Charges—Including Credits to Annuity Account Balances

	Year Ended December 31,
	2004	2003(a)	2002	2001	2000
Ratio of Earnings to Fixed Charges	1.2	1.1	1.2	1.1	1.2

(a)
On December 31, 2003, retroactively to January 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. See note 1 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, which is incorporated by reference into this prospectus.

Ratio of Earnings to Fixed Charges—Excluding Credits to Annuity Account Balances

        The following table sets forth our ratio of earnings to fixed charges excluding interest credited to annuity account balances. This ratio is presented here to reflect the effect of excluding interest credited to annuity account balances, which we believe is not indicative of interest expense related to amounts borrowed. Interest credited to annuity account balances does not require a cash outlay unless and until annuity holders elect to withdraw their annuity account balances, subject to applicable surrender charges. Therefore, we view such expense as an operating expense and treat it as such in our consolidated statement of income.

	Year Ended December 31,
	2004	2003(a)	2002	2001	2000
Ratio of Earnings to Fixed Charges	5.0	3.8	4.8	2.0	2.2

(a)
On December 31, 2003, retroactively to January 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. See note 1 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, which is incorporated by reference into this prospectus.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture between us and U.S. Bank National Association, as trustee, dated December 6, 2004, as supplemented by the first supplemental indenture, dated December 30, 2004. The indenture, as supplemented, is referred to in this prospectus as the "indenture." The following description is only a summary of the material provisions of the notes and the related indenture. We urge you to read the indenture and the notes in their entirety because they, and not this description, define your rights as holders of the notes. You may request copies of these documents at our address shown under the caption "Where You Can Find More Information." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to "we," "us," "our" and "American Equity" include only American Equity Investment Life Holding Company and not its subsidiaries.

General

        We issued the Initial Notes in an aggregate principal amount of $250,000,000 on December 6, 2004 and the Additional Notes in an aggregate principal amount of $10,000,000 on December 30, 2004. The Initial Notes and the Additional Notes constitute separate series of securities under the indenture and, accordingly, each series of notes has been assigned a different CUSIP number and the holders of each series constitute a separate class under the indenture. This means that, in circumstances where the indenture provides for the holders of notes to vote or take any action, the holders of the Initial Notes and the holders of the Additional Notes will vote or take that action as separate classes.

        The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof. The notes are our senior unsecured obligations and mature on December 6, 2024, unless earlier redeemed at our option as described under "—Optional Redemption of the Notes," repurchased by us at a holder's option on certain dates as described under "—Repurchase of Notes at the Option of the Holder," repurchased by us at a holder's option upon a change in control of American Equity as described under "—Right to Require Repurchase of Notes Upon a Change in Control" or converted at a holder's option as described under "—Conversion Rights."

        The indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or liens or the repurchase of our securities, and does not contain any financial covenants. Other than as described under "—Right to Require Repurchase of Notes Upon a Change in Control," the indenture contains no covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction. We may issue additional debt securities under the indenture from time to time in one or more series without limitation as to aggregate principal amount.

Interest

        The notes bear interest at a rate of 5.25% per annum. Interest is payable semi-annually in arrears on June 6 and December 6 of each year, commencing on June 6, 2005. Interest on the notes accrues from December 6, 2004 or, if interest has already been paid, from the date on which it was most recently paid. We will make each interest payment to persons who are holders of record of the notes at the close of business on the immediately preceding May 20 and November 20, whether or not this day is a business day. Interest (including contingent interest and liquidated damages, if any) payable upon redemption or repurchase will be paid to the holders of record unless the redemption or repurchase date is between the close of business on any record date for the payment of interest and the opening of business on the related interest payment date. In this instance, we will pay accrued interest on the notes being redeemed or repurchased up to, but not including, the redemption or repurchase date to the same person to whom we will pay the redemption or repurchase price of the notes. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including contingent interest and liquidated damages, if any) on, the notes at the office or agency maintained by us with the trustee in the Borough of Manhattan in New York City. We reserve the right to pay interest to holders of any notes in certificated form by check mailed to the holders at their registered addresses. However, a holder of such notes with an aggregate principal amount in excess of $1,000,000 may request payment by wire transfer in immediately available funds to an account in North America.

        The term "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Contingent Interest

        We will pay contingent interest to holders of a series of notes during any six-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the six-month period ending June 6, 2012, if the average trading price per $1,000 principal amount of the series of notes for the five-day trading period ending on the third day immediately preceding the first day of such six-month interest period equals 120% or more of the principal amount of such series of notes.

        During any interest period in which contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of such series of notes will equal 0.50% per annum of the average trading price of $1,000 principal amount of such series of notes during the five trading day measuring period ending on the third day immediately preceding the applicable six-month interest period used to determine whether contingent interest must be paid.

        The "trading price" of a series of notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of the series of notes obtained by the trustee for $5,000,000 principal amount of such series of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the initial purchasers; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one such bid or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of such series of notes, then the trading price of such series of notes will be determined in good faith by the trustee, taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate.

        Contingent interest, if any, will accrue from the first day of any interest period and be payable on the interest payment date at the end of the relevant six-month period to holders of the series of notes as of the record date relating to such interest payment date.

        Upon determination that holders of a series of notes will be entitled to receive contingent interest during a six-month interest period, we will issue a press release and notify the trustee. Although the indenture does not obligate us to do so, we also expect to publish such information on our website on the World Wide Web as soon as practicable upon determination.

Conversion Rights

        Subject to the restrictions described in this "Description of the Notes," a holder may convert any outstanding notes into cash and shares of our common stock at an initial "Conversion Price" per share of $14.47 in accordance with the conversion mechanism described below. This represents an initial "Conversion Rate" of approximately 69.1085 shares of our common stock per $1,000 principal amount of the notes. The Conversion Price and resulting Conversion Rate are, however, subject to adjustment as described below under "—Conversion Price Adjustments" and with respect to certain conversions occurring in connection with certain specified corporate transactions constituting a change of control as described below under "—Conversion Upon Specified Corporate Transactions." A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

  General

        Holders may surrender notes for conversion into cash and shares of our common stock on or prior to the maturity date only in the following circumstances:

  •
  during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price (as defined below) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day;

  •
  if we have called the particular notes for redemption and the redemption has not yet occurred; or

  •
  upon the occurrence of specified corporate transactions.

        Subject to certain exceptions described below under "Conversion Upon Specified Corporate Transactions," once notes are tendered for conversion, holders tendering the notes will be entitled to receive, per $1,000 principal amount of notes, cash and shares of our common stock, the aggregate value of which (the "Conversion Value") will be equal to the product of:

        (1)   the Conversion Rate then in effect; and

        (2)   the average of the common stock prices for the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits, stock dividends and similar events) beginning on the second trading day immediately following the day the notes are tendered for conversion (the "Ten Day Average Closing Stock Price").

        The "common stock price" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the New York Stock Exchange or the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by The NASDAQ System.

        A "trading day" means any regular or abbreviated trading day of The New York Stock Exchange.

        You may surrender notes for conversion on or prior to the stated maturity only under the following circumstances:

  Conversion Upon Satisfaction of Common Stock Price Condition

        A holder may surrender any of its notes for conversion during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day.

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

  Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

  •
  distribute to all holders of our common stock cash, other assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the common stock price on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution on an as-converted basis (solely into shares of our common stock at the then applicable Conversion Price) without conversion of such holder's notes.

        In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time from and after the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction.

        If you elect to convert your notes in connection with a corporate transaction described above that occurs on or prior to December 15, 2011 that constitutes a change in control as defined under "—Right to Require Repurchase of Notes Upon a Change in Control" (other than a change in control relating to the composition of our board of directors) and 10% or more of the fair market value of the consideration for the common stock in the corporate transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will decrease the Conversion Price for the notes surrendered for conversion, which will increase the Conversion Rate by a number of shares ("the additional shares") as described below.

        The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the "effective date") and the share price (the "share price") paid per share of common stock in the corporate transaction. If holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing per share sale price of our common stock on the five trading days prior to but not including the effective date of the corporate transaction.

        The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the Conversion Price of the notes is adjusted, as described below under

"—Conversion Price Adjustments." The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the Conversion Price as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Price as set forth under "—Conversion Price Adjustments" below.

        The following table sets forth the hypothetical share price and number of additional shares to be received per $1,000 principal amount of notes.

	Stock Price
Effective Date
	$9.81	$10.00	$12.00	$14.00	$16.00	$18.00	$20.00	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00
December 6, 2004	32.8	31.9	24.2	19.7	16.7	14.6	12.9	10.0	8.2	6.8	5.8	4.4	3.4
December 15, 2005	31.8	30.7	22.5	17.9	15.0	13.1	11.6	9.0	7.3	6.1	5.2	3.9	3.1
December 15, 2006	30.8	29.6	20.6	15.9	13.2	11.4	10.0	7.8	6.3	5.3	4.5	3.4	2.7
December 15, 2007	30.4	29.0	18.9	13.9	11.2	9.5	8.4	6.5	5.3	4.4	3.8	2.9	2.3
December 15, 2008	30.3	28.7	17.2	11.6	8.9	7.5	6.5	5.1	4.1	3.5	3.0	2.3	1.8
December 15, 2009	30.9	29.1	15.6	9.1	6.4	5.2	4.5	3.5	2.9	2.4	2.1	1.6	1.2
December 15, 2010	32.2	30.2	14.5	6.4	3.5	2.7	2.3	1.8	1.5	1.3	1.1	0.8	0.7
December 15, 2011	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

The share prices and additional share amounts set forth above are based upon a common share price of $9.81 and an initial Conversion Price of $14.47.

        The maximum amount of additional shares payable is 32.8 per $1,000 principal amount of notes. Notwithstanding the foregoing, in no event will the Conversion Rate exceed approximately 101.9368 per $1,000 principal amount of notes, subject to adjustments in the same manner as the Conversion Price as set forth under "—Conversion Price Adjustments" below.

        The exact share prices and effective dates may not be set forth in the table above, in which case:

  •
  if the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

  •
  if the share price is in excess of $60 per share (subject to adjustment), no additional shares will be issued upon conversion; and

  •
  if the share price is less than $9.81 per share (subject to adjustment), no additional shares will be issued upon conversion.

        Our obligations to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

        Notwithstanding the foregoing, and in lieu of adjusting the Conversion Rate as set forth above, in the case of a "public acquirer change of control" (as defined below) we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a note will be changed into a right to convert a note into a number of shares of "acquirer common stock" (as defined below). At any time prior to the twentieth day immediately preceding the proposed effective date of the public acquirer change of control, we may irrevocably elect to deliver cash and shares of acquirer common stock, if any, in the same manner described below under "—Payment Upon Conversion." The

Conversion Rate on and following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

  •
  the Conversion Rate in effect immediately prior to the effective date of such change of control, times

  •
  the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change of control (the "valuation period"), of:

  (i)
  the "acquisition value" of our common stock on each such trading day in the valuation period, divided by

  (ii)
  the closing sale price of the acquirer common stock on each such trading day in the valuation period.

        The "acquisition value" of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change of control, as follows:

  •
  for any cash, 100% of the face amount of such cash,

  •
  for any acquirer common stock, 100% of the closing sale price of such acquirer common stock on each such trading day; and

  •
  for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

        After the adjustment of the Conversion Rate in connection with a public acquirer change of control, the Conversion Rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.

        A "public acquirer change of control" is any transaction described in clause (3) of the definition of change control below where the acquirer, or any entity that it is a direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate ordinary voting power of all shares of such acquirer's capital stock that are entitled to vote generally in the election of directors, but in each case other than us, has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control. We refer to such acquirer's or other entity's class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change as the "acquirer common stock."

  Payment Upon Conversion

        Subject to certain exceptions described above under "—Conversion Upon Specified Corporate Transactions," we will deliver the Conversion Value of the notes surrendered for conversion to converting holders as follows:

(1)
an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted;

(2)
if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"); and

(3)
an amount in cash in lieu of any fractional shares of common stock.

        The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price, and rounding the quotient down to the nearest whole share. The cash payment for fractional shares also will be based on the Ten Day Average Closing Stock Price.

        The Conversion Value, Principal Return, Net Share Amount, the number of Net Shares and the cash payment for fractional shares will be determined by us at the end of the ten consecutive trading day period beginning on the second trading day immediately following the day the notes are tendered for conversion (the "Determination Date").

        We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after the Determination Date, but in no event later than four business days thereafter.

        Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest (including contingent interest and liquidated damages, if any) payable on the notes, except as described below. Accrued interest (including contingent interest and liquidated damages, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the Conversion Price to account for accrued and unpaid interest (including contingent interest and liquidated damages, if any).

        Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued and unpaid interest (including contingent interest and liquidated damages, if any) on a converted note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the interest (including contingent interest and liquidated damages, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including contingent interest and liquidated damages, if any) on the principal amount to be converted. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, or to notes surrendered for conversion on the interest payment date.

  Conversion Procedures

        If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together, if the notes are in certificated form, with the certificated security, to the trustee who will, on your behalf, convert the notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the trustee. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder on December 15, 2011, 2014 and 2019 or as a result of a change in control, such note may be converted only if the notice of election is withdrawn as described under "—Repurchase of the Notes at the Option of the Holder" or "—Right to Require Repurchase of Notes Upon a Change in Control."

  Conversion Price Adjustments

        We will adjust the Conversion Price if (without duplication):

        (1)   we issue shares of our common stock to all holders of shares of our common stock as a dividend or distribution on our common stock;

        (2)   we subdivide or combine our outstanding common stock;

        (3)   we issue to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable Conversion Price;

        (4)   we distribute to all holders of our common stock evidences of our indebtedness, shares of our capital stock (other than shares of our common stock), other securities or other assets, or rights, warrants or options, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) those dividends and distributions referred to in clause (1) above; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable Conversion Price;

        (5)   we declare a cash dividend or cash distribution to all of the holders of our common stock such that the aggregate cash dividends or cash distributions per common share in any fiscal year exceeds $0.02 (the "dividend threshold amount"). If we declare such a cash dividend or cash distribution, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price—Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its notes solely into shares of our common stock at the then applicable Conversion Price immediately prior to the record date for such cash dividend or cash distribution;

        (6)   we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer, other than an odd-lot offer, for our common stock to the extent that the offer involves aggregate consideration that, together with any cash and the fair market value of any other consideration in respect of any tender or exchange offer by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months not triggering a Conversion Price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our common stock on the expiration date of the tender offer; or

        (7)   someone other than American Equity or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer and, as of the closing of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if: (a) the tender offer or exchange offer is for an amount that increases the offeror's ownership of our common stock to more than 25% of the total shares of our outstanding common stock, and (b) the cash and value of any other consideration included in the payment per share of common stock has a fair market value that exceeds the common stock price on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer. However, the adjustment referred to in this clause will not be made if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our properties and assets.

        "Pre-Dividend Sale Price" means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. "Dividend Adjustment Amount" means the difference between the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock and the dividend threshold amount.

        If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the Conversion Price will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing share price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the "ex-dividend date" for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are listed or quoted.

        If we reclassify our common stock or we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder's right to convert its notes into cash and shares of our common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes solely into shares of our common stock at the then applicable Conversion Price immediately prior to the effective date of such transaction.

        To the extent that any future rights plan adopted by us is in effect upon conversion of the notes into cash or shares of common stock, you will receive, in addition to such cash or shares of our common stock, the rights under the rights plan, whether or not the rights have separated from our common stock at the time of conversion, and no adjustment of the Conversion Price will be made in connection with any distribution of rights thereunder.

        The Conversion Price will not be adjusted for the issuance of our common stock (or securities convertible into or exchangeable for our common stock), except as described above. For example, the Conversion Price will not be adjusted upon the issuance of shares of our common stock:

  •
  under any present or future employee benefit plan or program of ours; or

  •
  pursuant to the exercise of any option, warrant or right to purchase our common stock, the exchange of any exchangeable security for our common stock or the conversion of any convertible security into our common stock, in each case so long as such option, warrant, right to purchase, exchangeable security or convertible security is outstanding as of the date the notes are first issued.

        We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based on the Ten Day Average Closing Stock Price.

        If we make a distribution of property to our shareholders that would be taxable to them as a dividend for U.S. federal income tax purposes and the Conversion Price is decreased, this decrease will generally be deemed to be the receipt of taxable income by U.S. holders (as defined in "Certain U.S. Federal Income Tax Consequences") of the notes and would generally result in withholding taxes for non-U.S. holders (as defined in "Certain U.S. Federal Income Tax Consequences"). See "Certain U.S. Federal Income Tax Consequences—Adjustment to the Conversion Price."

        We may from time to time reduce the Conversion Price if our board of directors determines that this reduction would be in the best interests of American Equity. Any such determination by our board of directors will be conclusive. Any such reduction in the Conversion Price must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, we may from time to time reduce the Conversion Price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

        We will not be required to make an adjustment in the Conversion Price unless the adjustment would require a change of at least 1% in the Conversion Price. However, any adjustments that are less that 1% of the Conversion Price will be taken into account in any subsequent adjustment.

Ranking

        The notes are our senior unsecured obligations and each series ranks equally in right of payment with the other series and any of our other existing and future senior indebtedness and senior to any existing and future subordinated indebtedness. The notes rank junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of December 31, 2004, we had no senior unsecured indebtedness other than the notes, no secured indebtedness and $173.6 million of subordinated indebtedness, which ranks junior in right of payment to the notes. In addition, our right to receive assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors. Consequently, the notes are effectively subordinate to all liabilities, including policyholder liabilities, trade payables, lease obligations and the liquidation preference on any preferred stock, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2004, our subsidiaries had total liabilities of approximately $10.4 billion (including policy benefit reserves of approximately $9.8 billion).

Optional Redemption of the Notes

        Beginning on December 15, 2011, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of redemption. We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the notes.

        If we opt to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any note in principal amounts of $1,000 and integral multiples thereof.

        For a discussion of the tax treatment to a holder of the notes upon optional redemption by us, see "Certain U.S. Federal Income Tax Consequences—U.S. Holders—Sale, Exchange, Repurchase, Redemption or Conversion of the Notes" and "—Non-U.S. Holders—Notes."

Repurchase of Notes at the Option of the Holder

        A holder has the right to require us to repurchase all or a portion of its notes on December 15, 2011, 2014 and 2019. We will repurchase the notes as to which these redemption rights are exercised for an amount of cash equal to 100% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase.

        We are required to give notice on a date not less than 30 business days prior to each date of repurchase to the trustee and all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their notes.

        For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see "Certain U.S. Federal Income Tax Consequences—U.S. Holders—Sale, Exchange, Repurchase, Redemption or Conversion of the Notes" and "—Non-U.S. Holders—Notes."

        The repurchase notice given by a holder electing to require us to repurchase its notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date of repurchase.

        Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery of the notes.

        If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

        Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the notes, we cannot assure you that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the notes and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. See "Risk Factors—Risks Relating to an Investment in the Notes and Our Common Stock."

        No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Mandatory Redemption

        Except as described in this prospectus under "—Right to Require Repurchase of Notes Upon a Change in Control" and "—Repurchase of Notes at the Option of the Holder," we are not required to repurchase or redeem the notes. There are no sinking fund payments.

Right to Require Repurchase of Notes Upon a Change in Control

        If a change in control (as defined below) occurs, each holder of notes may require that we repurchase the holder's notes on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the change in control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) to but not including the date of repurchase.

        "Change in control" means the occurrence of one or more of the following events:

  •
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our properties and assets, to any person or group of related persons, as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Group");

  •
  the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture;

  •
  any person or Group, other than American Equity or any of our subsidiaries, or any employee benefit plan of American Equity or any of our subsidiaries, becomes the beneficial owner, directly or indirectly, of shares of our voting stock representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting shares; or

  •
  the first day on which a majority of the members of our board of directors are not continuing directors.

        The definition of "change in control" includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of our properties and assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, exchange or other transfer of less than all of our properties and assets to another person or Group may be uncertain.

        "Continuing directors" means, as of any date of determination, any member of our board of directors who

  •
  was a member of such board of directors on the date of the original issuance of the notes, or

  •
  was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

        On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes which is to be paid on the date of repurchase. Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery of the notes.

        If the paying agent holds money sufficient to pay the repurchase price of the notes on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the notes will cease to be outstanding, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

        For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see "Certain U.S. Federal Income Tax Consequences—U.S. Holders—Sale, Exchange, Repurchase, Redemption or Conversion of the Notes" and "—Non-U.S. Holders—Notes."

        On or before the 30th day after the change in control, we must mail to the trustee and all holders of the notes a notice of the occurrence of the change in control offer, stating:

  •
  the repurchase date;

  •
  the date by which the repurchase right must be exercised;

  •
  the repurchase price for the notes; and

  •
  the procedures which a holder of notes must follow to exercise the repurchase right.

        To exercise the repurchase right, the holder of a note must deliver, on or before the third business day before the repurchase date, a written notice to us and the trustee of the holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the note or notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent at any time on or before the close of business on the business day preceding the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of notes being withdrawn;

  •
  the principal amount, if any, of notes not being withdrawn; and

  •
  if certificated notes have been issued, the certificate numbers of the notes being withdrawn.

        The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or Group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of notes following the occurrence of a change in control may be limited by our then existing indebtedness, financing agreements or financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—We may be unable to repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder or pay you cash upon conversion of your notes." We may not have the funds necessary to repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder or pay you cash upon conversion of the notes.

        Our obligation to make a repurchase in the event of a change in control will be satisfied if a third party makes the change in control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all notes properly tendered and not withdrawn under the change in control offer.

        If a change in control occurs and the holders exercise their rights to require us to repurchase notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

        The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act, or any successor provision, except that (i) a person shall be deemed to have "beneficial ownership" of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time and (ii) any percentage of beneficial ownership shall be determined using the definition in clause (i) in both the numerator and the denominator.

Consolidation, Merger and Sale of Assets

        We may, without the consent of the holders of any of the notes, consolidate with or merge with or into any other person or sell, lease, exchange or otherwise transfer (in one transaction or a series of related transactions) all or substantially all of our properties and assets to any other person, if:

  •
  we are the resulting or surviving corporation, or the successor, transferee or lessee, if other than us, is a corporation, limited partnership, limited liability company or other business entity organized and validly existing under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee; and

  •
  immediately after giving effect to the transaction, no event of default and no event that, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

        Under any consolidation, merger or any sale, lease, exchange or other transfer of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, American Equity under the indenture. Thereafter, American Equity will be released from its obligations and covenants under the indenture and the notes, except in the case of a lease of all or substantially all of our properties and assets.

Modification and Waiver

        We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of each series of notes then outstanding. However, without the consent of each holder of an outstanding note, no supplemental indenture may, among other things:

  •
  change the stated maturity of the principal of, or payment date of any installment of interest (including contingent interest, if any) on, any note;

  •
  reduce the principal amount or redemption price of, or the rate of interest (including contingent interest, if any) on, any note, whether upon acceleration, redemption or otherwise, or alter the manner of calculation of interest (including contingent interest, if any) or the rate of accrual thereof on any note;

  •
  change the currency in which the principal of any note or interest is payable;

  •
  impair the right to institute suit for the enforcement of any payment of any amount with respect to any note when due;

  •
  adversely affect the rights provided in the indenture to convert any note;

  •
  modify the provisions of the indenture relating to our requirement to repurchase notes: upon a change in control after the occurrence thereof; or on December 15, 2011, 2014 and 2019;

  •
  reduce the percentage of principal amount of the outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture;

  •
  waive a default in the payment of any amount or shares of common stock due in connection with any note; or

  •
  make changes to certain sections of the indenture relating to the waiver of past defaults, the holders' right to convert and amendments to the indenture that require consent of each holder.

        The holders of a majority in principal amount of the outstanding notes of any series may, on behalf of the holders of that series of notes:

  •
  waive compliance by us with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

  •
  waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or redemption or purchase price of, or any interest (including contingent interest, if any) on, any note or in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

        Without the consent of any holders of any series of notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture;

  •
  to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the notes;

  •
  to make any change that does not adversely affect the rights of any holder of the notes in any material respect, provided that any change to the indenture to conform it to this prospectus shall be deemed not to adversely affect the rights of any holder of the notes;

  •
  to comply with the provisions of the Trust Indenture Act, or with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  •
  to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes; or

  •
  to make provisions with respect to the conversion right of the holders pursuant to the requirements of the indenture.

Events of Default

        Each of the following is an event of default under the indenture:

        (1)   failure to pay interest (including contingent interest and liquidated damages, if any) on any note when it becomes due and payable and continuation of such default for a period of 30 days, whether or not such failure shall be due to compliance with agreements with respect to any other indebtedness or any other cause;

        (2)   failure to pay the principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise (including the failure to make cash payments due upon conversion, or make a payment to repurchase notes tendered pursuant to a change in control offer or the failure to repurchase notes at your option on December 15, 2011, 2014 or 2019), whether or not such failure shall be due to compliance with agreements with respect to any other indebtedness or any other cause;

        (3)   failure to provide notice of the occurrence of a change of control on a timely basis;

        (4)   default in the observance or performance of any other covenant or agreement contained in the indenture that continues for a period of 45 days after we have received written notice specifying the default (and demanding that such default be remedied) from the trustee or the beneficial holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Consolidation, Merger and Sale of Assets" covenant, which will constitute an event of default with such notice requirement but without such passage of time requirement);

        (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries, or the payment of which is guaranteed by us or any of our subsidiaries, whether such indebtedness now exists or is created after the date of issuance of the notes, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness after any applicable grace period provided in such indebtedness on the date of such default (a "payment default") or (b) results in the acceleration of such indebtedness prior to its express maturity and, in either such case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $10.0 million; provided, that if any such default is cured or waived or any such acceleration rescinded, or such indebtedness is repaid, within a period of 45 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such event of default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

        (6)   one or more judgments in an uninsured aggregate amount in excess of $10.0 million shall have been rendered against us or any of our subsidiaries and remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and

        (7)   certain events of bankruptcy affecting us or any of our significant subsidiaries.

        If an event of default (other than an event of default specified in clause (7) above) shall occur and be continuing, the trustee may, and at the written request of the holders of at least 25% in principal amount of outstanding notes of a series shall, declare the principal of and accrued interest on all the notes of that series to be due and payable by written notice to us, and such notice shall specify the respective event of default and that it is a "notice of acceleration". Upon delivery of such notice, the principal of and accrued and unpaid interest (including contingent interest and liquidated damages, if any) on all the notes of the series shall become immediately due and payable.

        If an event of default specified in clause (7) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest (including contingent interest and liquidated damages, if any) on all of the outstanding notes of each series shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. At any time after a declaration of acceleration with respect to a series of notes, the holders of a majority in aggregate principal amount of the series of notes may rescind and cancel such declaration and its consequences:

  •
  if the rescission would not conflict with any judgment or decree;

  •
  if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

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  if interest on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

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  if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

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  in the event of the cure or waiver of an event of default of the type described in clause (4) of the description above of events of default, the trustee has received an officers' certificate and an opinion of counsel that such event of default has been cured or waived.

        No such rescission shall affect any subsequent default or impair any rights arising from a subsequent default.

        The holders of a majority in aggregate principal amount of a series of notes at the time outstanding may waive any existing event of default under the indenture with respect to that series of notes, and its consequences, except an event of default in the payment of the principal of or interest on any notes of that series, an event of default in respect of a provision that cannot be amended without the consent of each holder of notes affected, or an event of default which constitutes a failure to convert any note in accordance with the terms of the indenture.

        The holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding series of notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of notes.

        We are required to provide an officers' certificate to the trustee promptly upon our obtaining knowledge of any default or event of default under the indenture, describing such default or event of default and what action we are taking or propose to take with respect thereto. In addition, we must provide to the trustee an annual certification as to the existence of defaults and events of default under the indenture.

Payment and Paying Agents

        Payments on the notes will be made in U.S. dollars at the place of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global notes, by wire transfer. We will make interest payments to the person in whose name the notes are registered at the close of business on the regular record date for the interest payment. The trustee will be designated as our paying agent for payments on notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the place through which any paying agent acts.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

        Except as otherwise described in this prospectus, notice to registered holders of the notes will be given by mail to the holders at the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Discharge of the Indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any repurchase date, or upon conversion or otherwise, cash and shares of our common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Form, Denomination and Registration

  Denomination and Registration

        The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

  Global Notes

        The notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

        Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. You may hold your interests in the global notes directly through DTC if you are a participant in DTC, or indirectly through organizations which are direct DTC participants if you are not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. You may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

        So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

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  will not be entitled to have certificates registered in their names;

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  will not receive or be entitled to receive physical delivery of certificates in definitive form; and

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  will not be considered holders of the global notes.

        The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

        We wire, through the facilities of the trustee, payments of principal, interest and liquidated damages, if any, on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of American Equity, the trustee and any paying agent has any responsibility or liability for paying amounts due on the global Notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal, interest or liquidated damages, if any, on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

        If you would like to convert notes pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on the procedures, including proper forms and cut-off times, for submitting those requests and effecting delivery of such notes on DTC's records.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, the ability of a holder to pledge its interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        Neither American Equity nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) has any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC holds securities for DTC participants and facilitates the clearance and settlement of securities transactions between DTC participants through electronic computerized book-entry transfers and pledges between the accounts of its participants. This eliminates the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include one or more of the initial purchasers of the notes. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of DTC's participants or their representatives, together with other entities. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

        Although the description of the foregoing procedures is based upon information obtained from DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, (ii) an event of default has occurred or is continuing and a holder of a beneficial interest in a global Debenture requests to exchange such beneficial interest for certificated notes or (iii) at any time we, in our sole discretion, determine not to have the notes represented by global notes, we will cause notes to be issued in definitive form in exchange for the global notes. In such case, beneficial interests in a global note may be exchanged for definitive certificated notes in accordance with DTC's customary procedures. None of American Equity, the trustee or any of their respective agents has any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of beneficial ownership interests in global notes.

        According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Replacement of Notes

        We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers of each series of the notes for the benefit of the holders of the notes and the shares of our common stock issuable upon conversion of the notes. Under these agreements, we agreed that we will at our cost:

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  on or prior to the 120th day after the first date of original issuance of the series of notes (December 6, 2004 with respect to the Initial Notes and December 30, 2004 with respect to the Additional Notes), file a shelf registration statement, of which this prospectus is a part, with the SEC covering resales of the notes and the shares of our common stock issuable on conversion of the notes;

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  use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 210 days after the first date of original issuance of the series of notes; and

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  use commercially reasonable efforts to keep the shelf registration statement effective after its effective date until the earlier of: (1) the sale pursuant to the shelf registration statement of all of the notes and any shares of our common stock issued upon conversion of the notes; (2) the expiration of the holding period applicable to the notes and the shares of our common stock issuable upon conversion of the notes held by non-affiliates of American Equity under Rule 144(k) under the Securities Act, or any successor provision; and (3) the date on which all of the notes and any shares of our common stock issued upon conversion of the notes (i) cease to be outstanding or (ii) have been resold pursuant to Rule 144 under the Securities Act.

        This prospectus is part of the shelf registration statement we agreed to file. We have the right to suspend use of the shelf registration statement during specified periods of time for any bona fide reason, including pending corporate developments and public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. If we fail to file the shelf registration on or prior to the 120th day after the first date of original issuance of a series of the notes, we fail to cause the shelf registration statement to be declared effective on or prior to the 210th day after the first date of original issuance of a series of the notes or, after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreements, other than the periods during which we are permitted to suspend registration, then, in each case, we will pay liquidated damages to all holders of the series of notes, in respect of each $1,000 principal amount of such notes outstanding, at a rate per annum equal to 0.50% of such principal amount. In no event will liquidated damages accrue at a rate per year exceeding 0.50%. So long as the failure to file or become effective or such unavailability continues, we will pay liquidated damages in cash on June 6 and December 6 of each year to the person who is the holder of record of the notes on the immediately preceding May 20 and November 20. When such registration default is cured, accrued and unpaid liquidated damages through the date of cure will be paid in cash on the subsequent interest payment date to the record holder. Holders of shares of our common stock issued in respect of the notes that have been transferred pursuant to the shelf registration statement or in accordance with Rule 144 or that are eligible for resale under Rule 144(k) will not be entitled to be included in the shelf registration statement covering resales. Liquidated damages will not be payable in respect of common stock issued upon conversion of the notes.

        We filed the shelf registration statement of which this prospectus is a part prior to the date specified in the registration rights agreements. Accordingly, no liquidated damages were or will be payable as a result of any failure to make that filing on a timely basis.

Trustee, Paying Agent and Conversion Agent

        U.S. Bank National Association will initially act as trustee, paying agent and conversion agent for the notes. U.S. Bank National Association is the agent and one of the lenders under our credit agreement. The indenture contains certain limitations on the rights of the trustee, should it become a creditor of American Equity, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default under the indenture occurs (which is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The indenture and the notes are governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 77,000,000 shares, of which 75,000,000 shares are common stock, par value $1.00 per share, and 2,000,000 shares are preferred stock, par value $1 per share. As of February 28, 2005, we had issued and outstanding 38,375,157 shares of common stock and no shares of preferred stock.

Common Stock

        Each outstanding share of our common stock is entitled to one vote per share on each matter submitted to the vote of shareholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the board of directors. Subject to the rights of holders of preferred stock, holders of our common stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the board of directors. Holders of our common stock are entitled to share ratably in all of our assets available for distribution upon our liquidation, dissolution or winding up. Holders of our common stock have no preemptive, conversion, redemption or subscription rights.

        In 2004 we paid a cash dividend of $0.02 per share on our common stock, and in 2003 we paid a cash dividend of $0.01 per share on our common stock. We intend to continue to pay an annual cash dividend on shares of our common stock so long as we have sufficient capital and/or future earnings to do so. However, we anticipate retaining most of our future earnings, if any, for use in our operations and the expansion of our business. Any further determination as to dividend policy will be made by our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects and such other factors as our board of directors may deem relevant.

        Our credit agreement contains a restrictive covenant which limits our ability to declare or pay dividends in any fiscal year to 33% of our consolidated net income for the prior year. In addition, since we are a holding company, our ability to pay cash dividends depends in large measure on our subsidiaries' ability to make distributions of cash or property to us. Financial covenants under our existing or future loan agreements and reinsurance agreements, or provisions of the laws of the states where we or our subsidiaries are organized, may limit our subsidiaries' ability to make sufficient distributions to us to permit us to pay cash dividends on our common stock.

        As of February 28, 2005, there were approximately 4,500 holders of record of our common stock.

Preferred Stock

        We are authorized to issue up to 2,000,000 shares of preferred stock. Our articles of incorporation authorizes our board, without any further stockholder action or approval, to issue these shares from time to time in one or more series with such rights and preferences as may be determined by our board of directors. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. We currently have no plans to issue any shares of preferred stock.

Options and Management Subscription Rights

        As of December 31, 2004, (a) options to purchase a total of 3,460,162 shares of common stock were outstanding and (b) up to 826,708 additional shares of common stock may be subject to options granted in the future. All of the options contain standard anti-dilution provisions.

        In connection with our subscription rights offering and private placement of our common stock in December 1997, we issued management subscription rights to purchase an aggregate of 2,157,375 shares of our common stock to nine officers and directors. These management subscription rights have an exercise price of $5.33 per share and may be exercised at any time prior to December 1, 2005. During 2004, rights with respect to 6,000 shares of our common stock were exercised.

8% Convertible Trust Preferred Securities

        In September 1999, American Equity Capital Trust I ("Trust I"), a wholly-owned subsidiary trust, issued 865,671 shares ($26.0 million) of 8% trust preferred securities. In connection with Trust I's issuance of the 8% trust preferred securities and the related purchase by us of all of Trust I's common securities, we issued $26.8 million in principal amount of our 8% debentures to Trust I. The sole assets of Trust I are the 8% debentures and any interest accrued thereon. As of December 31, 2004, there were 777,761 shares of the 8% trust preferred securities outstanding, of which 2,000 shares are held by one of our subsidiaries. The outstanding 8% trust preferred securities not held by one of our subsidiaries are convertible, at the option of the holder, at any time, into 2,872,794 shares of our common stock.

        The interest payment dates on the 8% debentures correspond to the distribution dates on the 8% trust preferred securities. The 8% trust preferred securities, which have a liquidation value of $30 per share plus accrued and unpaid distributions, mature simultaneously with the 8% debentures. All of the outstanding shares of 8% trust preferred securities are unconditionally guaranteed by us to the extent of the assets of Trust I.

5% Trust Preferred Securities

        In October 1999, American Equity Capital Trust II ("Trust II"), a wholly-owned subsidiary trust, issued 97,000 shares ($97.0 million) of 5% trust preferred securities. The consideration received by Trust II in connection with the issuance of the 5% trust preferred securities consisted of fixed income trust preferred securities of equal value which were issued by the parent of Farm Bureau. Farm Bureau beneficially owned 14.4% of our common stock as of December 31, 2004.

        In connection with Trust II's issuance of the 5% trust preferred securities and the related purchase by us of all of Trust II's common securities, we issued $100 million in principal amount of our 5% debentures to Trust II. The sole assets of Trust II are the 5% debentures and any interest accrued thereon. The interest payment dates on the 5% debentures correspond to the distribution dates on the 5% trust preferred securities. The 5% trust preferred securities, which have a liquidation value of $100 per share plus accrued and unpaid distributions, mature simultaneously with the 5% debentures. As of December 31, 2004, 97,000 shares of 5% trust preferred securities were outstanding, all of which are unconditionally guaranteed by us to the extent of the assets of Trust II.

Trust IV (LIBOR + 4%) Trust Preferred Securities

        During December 2003, American Equity Capital Trust IV ("Trust IV"), a wholly-owned subsidiary trust, issued 12 million shares ($12.0 million) of floating rate (three month London Interbank Offered Rate plus 4.00%) trust preferred securities. In connection with Trust IV's issuance of these trust preferred securities and the related purchase by us of all of Trust IV's common securities, we issued $12.4 million in principal amount of our floating rate subordinated debentures due January 8, 2034 to Trust IV. The sole assets of Trust IV are the subordinated debentures and any interest accrued thereon. The interest rate and the interest payment dates on the subordinated debentures correspond to the dividend rate and the distribution dates on the trust preferred securities issued by Trust IV. The trust preferred securities mature simultaneously with the subordinated debentures. All of the trust preferred securities are unconditionally guaranteed by us to the extent of the assets of Trust IV.

Trust III (LIBOR + 4%) Trust Preferred Securities

        On April 29, 2004, American Equity Capital Trust III ("Trust III"), a wholly-owned subsidiary trust, issued 27 million shares ($27.0 million) of floating rate (three month London Interbank Offered Rate plus 4.00%) trust preferred securities. In connection with Trust III's issuance of these trust preferred securities and the related purchase by us of all of Trust III's common securities, we issued $27.8 million in principal amount of our floating rate subordinated debentures due April 29, 2034 to Trust III. The sole assets of Trust III are the subordinated debentures and any interest accrued thereon. The interest rate and payment dates on the subordinated debentures correspond to the dividend rate and distribution dates on the trust preferred securities issued by Trust III. The trust preferred securities mature simultaneously with the subordinated debentures. All of the trust preferred securities are unconditionally guaranteed by us to the extent of the assets of Trust III.

Trust VII (LIBOR + 3.75%) Trust Preferred Securities

        On September 14, 2004, American Equity Capital Trust VII ("Trust VII"), a wholly-owned subsidiary trust, issued 10.5 million shares ($10.5 million) of floating rate (three month London Interbank Offered Rate plus 3.75%) trust preferred securities. In connection with Trust VII's issuance of these trust preferred securities and the related purchase by us of all of Trust VII's common securities, we issued $10.8 million in principal amount of our floating rate subordinated debentures due September 14, 2034 to Trust VII. The sole assets of Trust VII are the subordinated debentures and any interest accrued thereon. The interest rate and payment dates on the subordinated debentures correspond to the dividend rate and distribution dates on the trust preferred securities issued by Trust VII. The trust preferred securities mature simultaneously with the subordinated debentures. All of the trust preferred securities are unconditionally guaranteed by us to the extent of the assets of Trust VII.

Trust VIII (LIBOR + 3.75%) Trust Preferred Securities

        On December 22, 2004, American Equity Capital Trust VIII ("Trust VIII"), a wholly-owned subsidiary trust, issued 20 million shares ($20.0 million) of floating-rate (three month London Interbank Offered Rate plus 3.75%) trust preferred securities. In connection with Trust VIII's issuance of these trust preferred securities and the related purchase by us of all of Trust VIII's common securities, we issued $20.6 million in principal amount of our floating rate subordinated debentures due December 22, 2034 to Trust VIII. The sole assets of Trust VIII are the subordinated debentures and any interest accrued thereon. The interest rate and payment dates on the subordinated debentures correspond to the dividend rate and distribution dates on the trust preferred securities issued by Trust VIII. The trust preferred securities mature simultaneously with the subordinated debentures. All of the trust preferred securities are unconditionally guaranteed by us to the extent of the assets of Trust VIII.

Registration Rights

        Holders of up to an aggregate number of 2,242,250 shares of common stock are entitled to two types of registration rights. These rights are provided under the terms of a registration rights agreement, dated as of April 30, 1997, between us and the holders of the registrable securities thereunder. This agreement provides one-time demand registration rights to the holders of substantially all of such registrable securities. In addition, the holders of all of such registrable securities are entitled under the agreement, subject to certain limitations, to require us to include their registrable securities in future registration statements that we file. Registration of shares of common stock pursuant to the rights granted in this agreement will result in such shares becoming freely tradeable without restriction under the Securities Act. We will bear all registration expenses incurred in connection with the above registrations.

Indemnification of Directors and Executive Officers and Limitation of Liability

        Section 490.202(d) of the Iowa Business Corporation Act authorizes a corporation's board of directors to grant indemnity to directors in terms sufficiently broad to permit indemnification and reimbursement of expenses incurred by directors for liabilities arising under the Securities Act.

        Our amended articles of incorporation provide that each individual who was or is a director of the company who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the company, or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation shall be indemnified and held harmless by the company to the fullest extent permitted by applicable law, except liability for:

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  the amount of a financial benefit received by a director to which the director is not entitled;

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  an intentional infliction of harm on the company or its shareholders;

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  an unlawful distribution to shareholders; and

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  an intentional violation of criminal law.

        Our bylaws also provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil or criminal action or proceeding by reason of the fact that such person is or was a director of the company or is or was serving at our request as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us to the fullest extent permitted by Iowa law. This right to indemnification shall also include the right to be paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Iowa law. This right to indemnification shall be a contract right. We may, by action of our board of directors, provide indemnification to our officers, employees and agents to the extent and to the effect as the board of directors determines to be appropriate and authorized by Iowa law.

        Our bylaws also authorize us to purchase insurance for our directors, officers and employees and persons who serve at our request as directors, officers, members, employees, fiduciaries or agents of other enterprises, against any expense, liability or loss incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the bylaws. We maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs for indemnification of directors and officers.

Selected Articles of Incorporation and Bylaws Provisions

        Our amended articles of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing (a) a change in control of us or (b) an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders. These provisions are summarized in the following paragraphs.

        Classified Board of Directors.    Our amended articles of incorporation and bylaws provide for our board of directors to be divided into three classes of directors serving staggered, three year terms. The classification of the board of directors has the effect of requiring at least two annual shareholder meetings to replace a majority of the members of the board of directors.

        Notice Procedures.    Our bylaws establish advance notice procedures with regard to all shareholder proposals to be brought before meetings of our shareholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended articles of incorporation and bylaws.

        Shareholder Meetings.    Our bylaws provide that special meetings may be called only by the board of directors, our President or shareholders owning 90% of all the votes entitled to be cast on any issue proposed at the special meeting.

        Authorized but Unissued or Undesignated Capital Stock.    Our amended articles of incorporation grant the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director's authority could (a) decrease the amount of earnings and assets available for distribution to holders of common stock, (b) adversely affect the rights and powers, including voting rights, of such holders and (c) have the of effect delaying, deferring or preventing a change in control of us. The board of directors does not currently intend to seek shareholder approval prior to any issuance of preferred stock, unless otherwise required by law or the rules of any exchange on which the securities are then traded.

Iowa Takeover Statute

        We are subject to Section 490.1110 of the Iowa Business Corporation Act which prohibits certain "business combination" transactions between an Iowa corporation and any "interested shareholder" for a period of three years after the date on which such shareholder became an interested shareholder, unless:

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  the board of directors approves, prior to such date, either the proposed business combination or the proposed acquisition of stock which resulted in the shareholder becoming an interested shareholder;

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  upon consummation of the transaction in which the shareholder becomes an interested shareholder, the interested shareholder acquires at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

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  on or subsequent to the consummation date, the business combination with the interested shareholder is approved by the board of directors and also approved at a shareholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested shareholder.

        Section 490.1110 defines "business combination" to include:

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  a merger or consolidation involving the corporation and any interested shareholder;

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  any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;

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  any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

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  any other transaction resulting in a financial benefit to the interested shareholder under Iowa law.

        In general, an "interested shareholder" is any person beneficially owning 10% or more of the outstanding voting stock of the corporation and any person affiliated with or controlled by such person. "Person" means any individual, corporation, partnership, unincorporated association or other entity.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Equiserve Trust Company, N.A.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible. The discussion is based on the Internal Revenue Code, Treasury regulations, judicial decisions, published positions of the Internal Revenue Service ("IRS") and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under the U.S. federal income tax laws (such as financial institutions, broker-dealers, insurance companies, expatriates, tax-exempt organizations, persons that are, or hold their notes or common stock through, partnerships or other pass-through entities or U.S. persons who have a functional currency other than the U.S. dollar) or to persons that hold their notes or common stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, the discussion does not address any tax consequences other than U.S. federal income tax consequences. This summary deals only with holders that hold the notes and common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment) and, in the case of common stock, only with common stock received upon conversion of notes pursuant to the terms of the indenture. No IRS ruling or opinion of counsel has been or will be sought by us regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Prospective holders are urged to consult their own tax advisors as to the particular U.S. federal tax consequences to them of acquiring, owning and disposing of the notes and the common stock, as well as the effects of state, local and non-U.S. tax laws.

        For purposes of this discussion, a "U.S. holder" means a beneficial owner (as determined for U.S. federal income tax purposes) (other than a partnership) of a note or common stock that is, or is treated as, one of the following:

  •
  a citizen or individual resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any state therein;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        A "non-U.S. holder" means any beneficial owner of a note or common stock (other than a partnership) that is not a "U.S. holder."

        If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of a note or common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships are particularly urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Classification of the Notes

        Pursuant to the terms of the indenture, we and each holder of notes agreed to treat the notes, for U.S. federal income tax purposes, as "contingent payment debt instruments" and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments (the "CPDI Regulations"), including our determination of the rate at which interest will be deemed to accrue on each series of notes and the related "projected payment schedule" for each series of notes. The remainder of this discussion assumes that each series of notes will be treated in accordance with that agreement and our determinations. No authority directly addresses the treatment of all aspects of the notes for U.S. federal income tax purposes. The IRS issued Revenue Ruling 2002-31 and Notice 2002-36, in which it addressed the U.S. federal income tax classification and treatment of a debt instrument similar, although not identical, to each series of notes. In that published guidance, the IRS concluded that the debt instrument addressed was subject to the CPDI Regulations and clarified various aspects of the applicability of certain other provisions of the Internal Revenue Code to such debt instrument. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, such as either series of notes, is uncertain. Accordingly, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described in this summary with respect to either or both series of notes, and we have not sought an opinion of counsel regarding the classification of either series of notes as contingent payment debt instruments or, assuming the notes are contingent payment debt instruments, the proper comparable yield and projected payment schedule for each series of notes. A different treatment of a series of notes for U.S. federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of such series of notes from that which is described below and could require a holder of such series of notes to accrue interest income at rate different from the "comparable yield" rate described below.

Adjustment to the Conversion Price

        The price at which the notes are convertible into shares of common stock is subject to adjustment under certain circumstances as described under "Description of the Notes—Conversion Rights—Conversion Price Adjustments." The holder of a note may be deemed to have received a constructive distribution includible in income in the manner described under "U.S. Holders—Dividends" and "Non-U.S. Holders—Notes" below if, and to the extent that, certain adjustments in the Conversion Price (e.g., adjustments in respect of taxable dividends to our stockholders) increase the proportionate interest of the holder in the fully diluted common stock. The holder of a note will be deemed to have received such a constructive distribution even if the holder does not receive any cash or property as a result of such adjustment and regardless of whether or not such holder ever exercises its conversion privilege. Any such constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders nor to the dividends-received deduction applicable to certain dividends paid to corporate holders. Adjustments to the Conversion Price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes will generally not be deemed to result in a constructive distribution.

U.S. Holders

        Interest.    Under the CPDI Regulations, a U.S. holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis, calculated based on the adjusted issue price (as defined below) of the relevant series of notes and the comparable yield (as defined below), regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

        The CPDI Regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

  •
  the product of (a) the adjusted issue price (as defined below) of the relevant series of notes as of the beginning of the accrual period and (b) the comparable yield (as defined below) of such series of notes, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that the U.S. holder held the notes.

        The "issue price" of a note is the first price at which a substantial amount of that series of notes was sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of a note is its issue price increased by any interest income previously accrued with respect to such note, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments scheduled to be made with respect to that series of notes.

        Under the CPDI Regulations, we are required to establish the "comparable yield" for each series notes, which is the annual yield we would incur, as of the initial issue date of such series, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of such series of notes. Accordingly, we have determined the comparable yield for each series of notes to be 8%, compounded semi-annually.

        We are required to provide to holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on each series of notes. Each such schedule must produce the comparable yield. Our determination of the projected payment schedule for each series of notes includes estimates for payments of contingent interest on such series of notes and an estimate for a payment at maturity for such series of notes that takes into account the conversion feature of the notes. A holder may obtain the projected payment schedule for either series of notes by submitting a written request to us at the following address: American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, Attention: Shareholder Relations.

        The comparable yield and the projected payment schedules are not determined for any purpose other than for the determination of a holder's interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to holders of the notes.

        Adjustments to Interest Accruals on the Notes.    If a U.S. holder receives actual payments with respect to a note in a tax year that, in the aggregate, exceed the total amount of projected payments for a note of that series for that tax year, the U.S. holder will have a "net positive adjustment" equal to the amount of such excess. The U.S. holder will be required to treat the "net positive adjustment" as additional interest income for that tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

        If a U.S. holder receives actual payments with respect to a note in a tax year that, in the aggregate, are less than the amount of the projected payments for a note of that series for that tax year, the U.S. holder will have a "net negative adjustment" equal to the amount of such deficit. This adjustment will (i) reduce the U.S. holder's interest income on such note for that tax year and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder's interest income on such note during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of such note or to reduce the amount realized upon a sale, exchange, repurchase or redemption of such note.

        A U.S. holder whose basis in a note is different from the adjusted issue price of the note (i.e., the U.S. holder acquired the note at a premium to or discount from the note's adjusted issue price) must reasonably allocate any such difference to the daily portions of interest and/or the projected payments over the remaining term of the note for purposes of determining such U.S. holder's net positive or net negative adjustment as described above. Such allocation must be reasonable, based on all the facts and circumstances, and should take into consideration changes in prevailing market interest rates or changes in the expected value of any remaining contingent payments. If a U.S. holder's basis in a note exceeds the note's adjusted issue price, the amount of such difference that is allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date such daily portion accrues or projected payment is made and the U.S. holder's adjusted basis in the note is decreased by such negative adjustment. If a U.S. holder's basis in a note is less than the note's adjusted issue price, the amount of such difference that is allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the relevant projected payment is made and the U.S. holder's adjusted basis in the note is increased by such positive adjustment. Prospective investors are urged to consult their own tax advisors regarding the proper allocation of any such acquisition premium or discount to the daily portions of interest and/or the projected payments over the remaining term of the note.

        Sale, Exchange, Repurchase, Redemption or Conversion of the Notes.    Generally, the sale, exchange, repurchase or redemption of a note will result in gain or loss to a U.S. holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for each series of notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to such series of notes. Accordingly, we intend to treat the payment of shares of our common stock to a U.S. holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. holders are generally bound by our determination of the comparable yield and the schedule of projected payments for their respective series of notes. Under this treatment, the conversion of a note will also result in taxable gain or loss to a U.S. holder.

        The amount of gain or loss on a sale, exchange, repurchase, redemption or conversion will be equal to the difference between (i) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (ii) the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note on any date will generally be equal to the U.S. holder's original purchase price for the note, (x) increased by any interest income previously accrued on such note by the U.S. holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above, other than adjustments relating to acquisition discount) and (y) decreased by the amount of any projected payments, as described above, scheduled to be made on such note to the U.S. holder through such date (without regard to the actual amount paid) and any adjustments for acquisition premium as described above.

        Gain recognized upon a sale, exchange, repurchase, redemption or conversion of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, repurchase, redemption or conversion of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note was held for more than one year). The deductibility of capital losses is subject to limitations.

        A U.S. holder's tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of such common stock at the time of conversion and the U.S. holder's holding period for such shares will commence on the day immediately following the date of conversion.

        Dividends. A distribution to a U.S. holder on our common stock that is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includable in income by such U.S. holder. Distributions not paid out of current or accumulated earnings and profits generally should be treated first as a return of capital to the extent of a U.S. holder's tax basis in the common stock on which the distribution was made, and then as capital gain to the extent the distribution exceeds such tax basis. Provided that certain holding period and other requirements are satisfied by a U.S. holder, our distributions to such U.S. holder that are taxable as dividends will be, (i) in the case of a corporate U.S. holder, eligible for the dividends received deduction and, (ii) in the case of dividends paid in taxable years beginning on or before December 31, 2008, eligible to be treated by a U.S. holder that is taxed as an individual as "qualified dividend income," which is taxable at the rates generally applicable to long-term capital gains.

        Sale, Exchange or Other Disposition of Common Stock.    Upon a sale, exchange or other disposition of common stock, a U.S. holder generally will recognize taxable capital gain or loss in an amount equal to the difference between (i) the aggregate amount realized upon such sale, exchange or other disposition and (ii) such U.S. holder's aggregate tax basis in such common stock at the time of its disposition. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period with respect to such common stock is more than one year at the time of its disposition. Long-term capital gains of U.S. holders that are individuals are generally eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses recognized by a U.S. holder is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. holder that recognizes a loss that meets certain thresholds upon the sale, exchange or other disposition of common stock may have to comply with certain disclosure requirements and should consult its tax advisor.

        Information Reporting and Backup Withholding.    Interest paid or accrued on a note, distributions with respect to the common stock, as well as the proceeds from a sale, exchange or other disposition of a note or the common stock generally will be subject to information reporting. In addition, such amounts may be subject to backup withholding (currently imposed at a rate of 28%) if a U.S. holder fails to provide its correct taxpayer identification number or to make required certifications, or has been notified by the IRS that it is subject to backup withholding. Certain U.S. holders are exempt from backup withholding. Backup withholding is not an additional tax and any amount withheld may be credited against a U.S. holder's U.S. federal income tax liability. If backup withholding results in an overpayment of taxes, a U.S. holder may obtain a refund or credit, provided that the U.S. holder furnishes the required information to the IRS.

Non-U.S. Holders

        Notes.    All payments on a note made to a non-U.S. holder, including a payment of our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the note, generally will not be subject to U.S. federal income and withholding tax, unless the non-U.S. holder:

  •
  holds the note in connection with the conduct of a U.S. trade or business;

  •
  actually or constructively owns 10% or more of the total combined voting power of all classes of our voting stock (treating, for such purpose, notes held by a non-U.S. holder as having been converted into our common stock);

  •
  is a "controlled foreign corporation" that is directly or indirectly related to us;

  •
  is a bank that acquired a note in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

  •
  fails to properly certify to us or our paying agent as to its non-U.S. status (generally on IRS Form W-8BEN).

        If a non-U.S. holder of a note were deemed to have received a constructive dividend (see "Adjustments to the Conversion Price" above), however, the non-U.S. holder would generally be subject to U.S. withholding tax at a rate of 30% on the amount of such dividend. We may satisfy the withholding requirement by reducing the interest payable to such non-U.S. holder by a corresponding amount. The withholding tax rate may be subject to reduction (i) by an applicable treaty if the non-U.S. holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a non-U.S. holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a U.S. trade or business.

        Common Stock.    Dividends paid to a non-U.S. holder of common stock will generally be subject to U.S. withholding tax at a rate of 30%, which may be subject to reduction (i) by an applicable treaty if the non-U.S. holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a non-U.S. holder claiming that the dividends are effectively connected with the conduct of a U.S. trade or business.

        A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of common stock unless:

  •
  the non-U.S. holder holds the common stock in connection with the conduct of a U.S. trade or business;

  •
  the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year in which gain is realized and certain other conditions are met;

  •
  the non-U.S. holder fails to properly certify to us or our paying agent as to its non-U.S. status (generally on IRS Form W-8BEN); or

  •
  we are or have been a U.S. real property holding corporation (as defined in the Internal Revenue Code) at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder's holding period in the common stock, and (i) the non-U.S. holder owns, or is deemed to own, more than 5% of our common stock or, on the date of acquisition of the notes, owns notes with a fair market value of more than 5% of the fair market value of our common stock, or (ii) our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

        Income Effectively Connected with a U.S. Trade or Business.    If a non-U.S. holder of a note or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on the common stock, gain realized on the sale, exchange, conversion or other disposition of the notes, or gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. holder. In addition, if such a non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Information Reporting and Backup Withholding.    A non-U.S. holder not otherwise subject to U.S. income or withholding tax may nonetheless be subject to information reporting and backup withholding (currently imposed at a rate of 28%) with respect to interest paid or accrued on a note, with respect to actual or constructive distributions on the common stock and with respect to amounts realized on the disposition of a note or common stock, unless the non-U.S. holder provides the applicable IRS Form W-8 or otherwise establishes an exemption from backup withholding. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder's U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors as to their qualifications for an exemption for backup withholding and the procedures for establishing such exemption.

SELLING SECURITYHOLDERS

        The notes covered by this prospectus were originally issued by us to intial purchasers in transactions exempt from the registration requirements of the Securities Act in December 2004. The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

        The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

        The principal amounts of the notes provided in the table below are based on information provided to us by each of the selling securityholders on or before April 4, 2005, and the percentages are based on $260,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 69.1085 shares of common stock per $1,000 principal amount of notes.

        Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

        The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

Name	Aggregate Principal Amount of Notes That May Be Sold	Percentage of Aggregate Principal Amount of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
Acuity Master Fund, Ltd.	7,825,000	3.01%	540,774	1.39%
Advent Convertible Master (Cayman) LP	6,253,000	2.41%	432,135	1.11%
AHFP Context	725,000	*	50,103	*
Akantnos Arbitrage Master Fund, LP	3,000,000	1.15%	207,325	*
Alcon Laboratories	316,000	*	21,838	*
Arlington County Employees Retirement System	563,000	*	38,908	*
Asante Health Systems	110,000	*	7,601	*
BNP Paribas Equity Strategies, SNC	1,960,000	*	135,452	*

British Virgin Islands Social Security Board	102,000	*	7,049	*
CALAMOS® Market Neutral Fund—CALAMOS® Investment Trust	5,000,000	1.92%	345,542	*
Citigroup Global Markets Inc.	6,000,000	2.31%	414,651	1.07%
City and County of San Francisco Retirement System	1,248,000	*	86,247	*
City of New Orleans	102,000	*	7,049	*
City University of New York	117,000	*	8,085	*
CNHCA Master Account, LP	2,000,000	*	138,217	*
Context Convertible Arbitrage Fund, LP	3,925,000	1.51%	271,250	*
Context Convertible Arbitrage Offshore, Ltd.	10,800,000	4.15%	746,371	1.91%
Convertible Securities Fund	12,000	*	829	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	1,052,000	*	72,702	*
CQS Convertible and Quantitative Strategies Master Fund Limited	9,000,000	3.46%	621,976	1.59%
DBAG London	1,000,000	*	69,180	*
Delaware Public Employee Retirement System	1,013,000	*	70,006	*
Deutsche Bank Securities Inc.	8,665,000	3.33%	598,825	1.54%
DKR SoundShore Opportunity Holding Fund Ltd.	3,000,000	1.15%	207,325	*
DKR SoundShore Strategic Holding Fund Ltd.	250,000	*	17,277	*
Froley Revy Convertible Arbitrage Offshore	250,000	*	17,277	*
FrontPoint Convertible Arbitrage Fund, L.P.	5,000,000	1.92%	345,542	*
Gaia Offshore Master Fund Ltd.	2,400,000	*	165,860	*
Georgia Municipal Employees	400,000	*	27,643	*
Grable Foundation	69,000	*	4,768	*
Grace Convertible Arbitrage Fund, Ltd.	4,000,000	1.54%	276,434	*
Grady Hospital Foundation	110,000	*	7,601	*
Highbridge International LLC	4,000,000	1.54%	276,434	*
Independence Blue Cross	872,000	*	60,262	*
Institutional Benchmark Master Fund	4,000,000	1.54%	276,434	*
KBC Financial Products USA Inc.	850,000	*	58,742	*
Lyxor/Context Fund Ltd.	2,275,000	*	157,221	*
Lyxor Convertible Arb. Fund	577,000	*	39,875	*
Lyxor/Convertible Arbitrage Fund Limited	260,000	*	17,968	*
Lyxor/Gaia Fund Ltd.	600,000	*	41,464	*
Man Convertible Bond Master Fund, Ltd	6,840,000	2.63%	472,702	1.22%
McMahan Securities Co., L.P.	1,000,000	*	69,108	*
Merrill Lynch Insurance Group	269,000	*	18,590	*
Municipal Employees	224,000	*	15,480	*

National Bank of Canada	1,625,000	*	112,301	*
Nations Convertible Securities Fund	3,488,000	1.34%	241,050	*
New Orleans Firefighters Pension/Relief Fund	69,000	*	4,768	*
Newport Alternative Income Fund	665,000	*	45,957	*
Nomura Securities International, Inc.	2,500,000	*	172,771	*
Occidental Petroleum Corporation	254,000	*	17,553	*
Ohio Bureau of Workers' Compensation	207,000	*	14,305	*
Pebble Limited Partnership	1,625,000	*	112,301	*
Polaris Vega Fund L.P.	6,750,000	2.60%	431,928	1.20%
Policemen and Firemen Retirement System of the City of Detroit	648,000	*	44,782	*
Pro-Mutual	739,000	*	51,071	*
Quest Global Convertible Master Fund Ltd.	500,000	*	34,554	*
Ramius Master Fund, LTD	2,250,000	*	155,494	*
RCG Latitude Master Fund, LTD	2,250,000	*	155,494	*
RFE Company LLC	1,175,000	*	81,202	*
Royal Bank of Canada	650,000	*	44,920	*
S.A.C. Arbitrage Fund, LLC	5,000,000	1.92%	345,542	*
Sage Capital Management, LLC	3,100,000	1.20%	214,236	*
Singlehedge US Convertible Arbitrage Fund	388,000	*	26,814	*
Silvercreek II Limited	1,884,000	*	130,200	*
Silvercreek Limited Partnership	2,151,000	*	148,652	*
St. Thomas Trading, Ltd.	5,160,000	1.98%	356,599	*
State of Maryland Retirement Agency	2,701,000	1.04%	186,662	*
Sterling Invest Co	1,500,000	*	130,662	*
Sturgeon Limited	340,000	*	23,496	*
Sunrise Partners Limited Partnership	3,350,000	1.29%	231,513	*
Tribeca Global Convertible Investments Ltd.	14,000,000	5.38%	967,519	2.46%
Trustmark Insurance	410,000	*	28,334	*
UBS AG London Branch	5,500,000	2.12%	380,096	*
UBS AG London F/B/O HFS	5,000,000	1.92%	345,542	*
Univest Convertible Arbitrage Fund II Ltd (Norshield)	200,000	*	13,821	*
Xavex Convertible Arbitrage 5 Fund	500,000	*	34,544	*
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	6,000	*	414	*
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	6,000	*	414	*
All other holders of notes or future transferees, pledges, donees, assignees, or successors of any such holders(3)	75,071,000	28.88%	5,188,044	11.91%

Total	$260,000,000	100%	17,968,210	(4)	31.89	%(5)

*
Represents less than 1%.

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 69.1085 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 38,375,157 shares of common stock outstanding as of February 28, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3)
Information about other selling securityholders will be set forth in amendments to the registration statement of which this prospectus forms a part or in prospectus supplements, if required.

(4)
Represents the number of shares of common stock into which $260,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.

(5)
Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of February 28, 2005, plus the 17,968,210 shares of common stock into which the $260,000,000 aggregate principal amount of notes is convertible.

PLAN OF DISTRIBUTION

        The selling securityholders (including their transferees, pledgees, donees and successors) may sell the notes and shares of common stock issuable upon conversion of the notes from time to time in one or more transactions directly to one or more purchasers or through underwriters, broker-dealers or agents at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or from the purchasers of the notes and shares of common stock issuable upon conversion of the notes for whom they may act as agent. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock issuable upon the conversion of the notes offered by them will be the purchase price of such notes or shares of common stock less discounts, fees and commissions, if any, payable by them. These sales may be effected by a variety of methods, including the following:

  •
  on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of shares of common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market, including privately negotiated transactions;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  in any combination of the foregoing or by any other legally available means.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In addition, the selling securityholders may sell shares of our common stock issuable upon conversion of the notes by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  in privately negotiated transactions; and

  •
  in options transactions.

        The selling securityholders may loan or pledge the notes and the shares of common stock issuable upon conversion of such notes to broker-dealers or other financial institutions that in turn may sell those securities. The selling securityholders also may transfer, donate and pledge notes and shares of common stock issuable upon conversion of notes, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling securityholders for purposes of this prospectus.

        There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes are currently designed for trading on the PORTAL Market. However, once the notes are sold by means of this prospectus, those notes will no longer trade on the PORTAL Market. Our common stock is listed on the New York Stock Exchange under the symbol "AEL."

        If a material arrangement with any underwriter, broker-dealer or other agent is entered into for the sale of any notes or shares of common stock issuable upon conversion of the notes through a secondary distribution or a purchase by a broker-dealer, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes or shares of common stock issuable upon conversion of the notes and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, each selling securityholder must comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes and the shares of common stock issuable upon conversion of the notes.

        The selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the notes or the shares of common stock issued on conversion of notes received by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders that are underwriters would be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

        The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

        In that regard, the selling securityholders are required to acknowledge that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with the offering made by this prospectus. Each selling securityholder is required to agree that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

        Pursuant to the registration rights agreement described above under "Description of the Notes—Registration Rights," we and the selling securityholders have agreed, subject to exceptions, to indemnify each other against specified liabilities, including liabilities under the Securities Act, and may be entitled to contribution from each other in respect of those liabilities.

        We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the shares of common stock issuable upon conversion of the notes. However, the selling securityholders will pay all commissions, fees and discounts payable to brokers-dealers or agents, fees and disbursements of any counsel or other advisors or experts retained by the selling securityholders and any documentary, stamp or similar issue or transfer tax.

        Under the registration rights agreement, we may be required from time to time to require holders of notes and shares of common stock issued on conversion of notes to discontinue the sale or other disposition of those notes and shares of common stock under specified circumstances. See "Description of the Notes—Registration Rights" above.

LEGAL MATTERS

        Certain legal matters regarding the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by Wendy L. Carlson, our General Counsel. Ms. Carlson is a full-time employee and officer of our company, and she currently owns 15,800 shares of our common stock and holds options and management subscription rights to purchase an additional 257,500 shares of our common stock..

EXPERTS

        Our consolidated financial statements and schedules as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 included in our Annual Report (Form 10-K) for the year ended December 31, 2004, and our management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included in our Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that we did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein), included therein, and incorporated herein by reference. Such consolidated financial statements and schedules, and management's assessment are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the registration and sale of the securities being offered hereunder. All amounts other than the filing fee for the registration statement are estimates. All of these fees and expenses will be borne by the Registrant.

SEC registration fee	$30,602
Printing fees	75,000
Legal fees and expenses	125,000
Accounting fees and expenses	10,000
Miscellaneous	10,000

Total	$250,602

Item 15.    Indemnification of Directors and Officers

        Section 490.202(e) of the Iowa Business Corporation Act authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification and reimbursement of expenses incurred by directors for liabilities arising under the Securities Act.

        Our amended articles of incorporation provide that each individual who was or is a director of the company who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, shall be indemnified and held harmless by the company to the fullest extent permitted by applicable law, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the company or its shareholders; (3) an unlawful distribution to shareholders; and (4) an intentional violation of criminal law.

        Our bylaws also provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil or criminal action or proceeding by reason of the fact that such person is or was a director of the company or is or was serving at our request as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us to the fullest extent permitted by Iowa law. This right to indemnification shall also include the right to be paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Iowa law. This right to indemnification shall be a contract right. We may, by action of our board of directors, provide indemnification to our officers, employees and agents to such extent and to such effect as the board of directors determines to be appropriate and authorized by Iowa law.

        Our bylaws also authorize us to purchase insurance for our directors, officers and employees and persons who serve at our request as directors, officers, members, employees, fiduciaries or agents of other enterprises, against any expense, liability or loss incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the bylaws. We maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs for indemnification of directors and officers.

        The registration rights agreements filed as Exhibits 4.10 and 4.11 to this registration statement between the registrant and holders of the securities being registered on this registration statement provide for cross-indemnification in connection with registration of the securities on behalf of such investors.

Item 16.    Exhibits

        The following documents are exhibits to the registration statement.

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation, including Articles of Amendment, of American Equity Investment Life Holding Company (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10).
4.2	Articles of Amendment to the Articles of Incorporation of American Equity Investment Life Holding Company (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-Q for the period ended June 30, 2000).
4.3	Articles of Amendment to the Articles of Incorporation of American Equity Investment Life Holding Company (incorporated by reference to Exhibit 3.2 the Registrant's Registration Statement on Form S-1, File No. 333-108794).
4.4	Amended and Restated Bylaws of American Equity Investment Life Holding Company (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K for the period ended December 31, 1999).
4.5	Form of certificate evidencing the common stock (incorporated by reference to Exhibit 4.11 to the Registrant's Registration Statement on Form S-1, File No. 333-108794).
4.6	Indenture, dated as of December 6, 2004, between American Equity Investment Life Holding Company and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report Form 8-K filed with the SEC on December 6, 2004).
4.7	First Supplemental Indenture, dated as of December 30, 2004, between American Equity Investment Life Holding Company and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report Form 8-K filed with the SEC on December 30, 2004).
4.8	Form of 5.25% Contingent Convertible Senior Notes due 2024 (included in Exhibit 4.6 hereof).
4.9	Form of Series B 5.25% Contingent Convertible Senior Notes due 2024 (included in Exhibit 4.7 hereof).
4.10	Registration Rights Agreement, dated December 6, 2004, by and between American Equity Investment Life Holding Company and Deutsche Bank Securities Inc., Raymond James & Associates, Inc., and Advest, Inc., as initial purchasers (incorporated by reference to Exhibit 4.3 to the Registrant's Current Report Form 8-K filed with the SEC on December 6, 2004).
4.11	Registration Rights Agreement, dated December 30, 2004, by and between American Equity Investment Life Holding Company and Deutsche Bank Securities Inc., as initial purchaser (incorporated by reference to Exhibit 4.4 to the Registrant's Current Report Form 8-K filed with the SEC on December 30, 2004).
5.1*	Opinion of Opinion of Wendy L. Carlson, General Counsel of American Equity Investment Life Holding Company
12.1*	Statement re: Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Wendy L. Carlson (included in Exhibit 5.1 hereof).
24.1*	Powers of Attorney
25.1*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee

*
Previously filed.

Item 17.    Undertakings

  (A)
  The undersigned hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing this Amendment No. 1 to the Registration Statement and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, Iowa on the 21st day of April, 2005.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
By:	/s/ DAVID J. NOBLE David J. Noble President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on April 21, 2005.

Signature	Title

/s/ DAVID J. NOBLE David J. Noble	Chairman of the Board and President (Principal Executive Officer)
/s/ WENDY L. CARLSON Wendy L. Carlson	Chief Financial Officer and General Counsel (Principal Financial Officer)
/s/ TED M. JOHNSON Ted M. Johnson	Vice President—Accounting (Principal Accounting Officer)
John C. Anderson	Director
* James M. Gerlach	Director
* Robert L. Hilton	Director
* John M. Matovina	Director

* Ben T. Morris	Director
* David S. Mulcahy	Director
* A. J. Strickland III	Director
* Harley A. Whitfield	Director
* Kevin R. Wingert	Director
*By:	/s/ DAVID J. NOBLE David J. Noble Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation, including Articles of Amendment, of American Equity Investment Life Holding Company (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10).
4.2	Articles of Amendment to the Articles of Incorporation of American Equity Investment Life Holding Company (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-Q for the period ended June 30, 2000).
4.3	Articles of Amendment to the Articles of Incorporation of American Equity Investment Life Holding Company (incorporated by reference to Exhibit 3.2 the Registrant's Registration Statement on Form S-1, File No. 333-108794).
4.4	Amended and Restated Bylaws of American Equity Investment Life Holding Company (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K for the period ended December 31, 1999).
4.5	Form of certificate evidencing the common stock (incorporated by reference to Exhibit 4.11 to the Registrant's Registration Statement on Form S-1, File No. 333-108794).
4.6	Indenture, dated as of December 6, 2004, between American Equity Investment Life Holding Company and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report Form 8-K filed with the SEC on December 6, 2004).
4.7	First Supplemental Indenture, dated as of December 30, 2004, between American Equity Investment Life Holding Company and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report Form 8-K filed with the SEC on December 30, 2004).
4.8	Form of 5.25% Contingent Convertible Senior Notes due 2024 (included in Exhibit 4.6 hereof).
4.9	Form of Series B 5.25% Contingent Convertible Senior Notes due 2024 (included in Exhibit 4.7 hereof).
4.10	Registration Rights Agreement, dated December 6, 2004, by and between American Equity Investment Life Holding Company and Deutsche Bank Securities Inc., Raymond James & Associates, Inc., and Advest, Inc., as initial purchasers (incorporated by reference to Exhibit 4.3 to the Registrant's Current Report Form 8-K filed with the SEC on December 6, 2004).
4.11	Registration Rights Agreement, dated December 30, 2004, by and between American Equity Investment Life Holding Company and Deutsche Bank Securities Inc., as initial purchaser (incorporated by reference to Exhibit 4.4 to the Registrant's Current Report Form 8-K filed with the SEC on December 30, 2004).
5.1*	Opinion of Opinion of Wendy L. Carlson, General Counsel of American Equity Investment Life Holding Company
12.1*	Statement re: Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Wendy L. Carlson (included in Exhibit 5.1 hereof).
24.1*	Powers of Attorney
25.1*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee

*
Previously filed.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
Ratio of Earnings to Fixed Charges—Including Credits to Annuity Account Balances
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX